EXHIBIT 10.31

Execution Version

LEXARIA CANPHARM ULC

As Vendor

- and -

HILL STREET BEVERAGE COMPANY INC.

As Purchaser

asset PURCHASE AGREEMENT

November 18, 2020

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TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1

1.1	Definitions	1
1.2	Construction	5
1.3	Certain Rules of Interpretation	5
1.4	Knowledge	5
1.5	Performance on Business Days	6
1.6	Calculation of Interest	6
1.7	Currency. In this Agreement, unless specified otherwise:	6
1.8	Schedules	6

ARTICLE 2 PURCHASE AND SALE		6

2.1	Agreement to Purchase and Sell	6
2.2	Restricted Assets	7
2.3	Purchase Price and Purchase Price Allocation	7
2.4	Transfer Taxes	8
2.5	Section 85 Election	9
2.6	GST/HST Election	9

ARTICLE 3 CLOSING ARRANGEMENTS		9

3.1	Closing	9
3.2	Vendor’s Closing Deliveries	9
3.3	Purchaser’s Closing Deliveries	9

ARTICLE 4 CONDITIONS OF CLOSING		9

4.1	Conditions for the Benefit of the Purchaser	9
4.2	Conditions for the Benefit of the Vendor.	11
4.3	Termination Events	12
4.4	Effect of Termination	12
4.5	Waiver of Conditions of Closing	12

ARTICLE 5 REPRESENTATIONS AND WARRANTIES		12

5.1	Representations and Warranties of the Vendor	12
5.2	Representations and Warranties of the Purchaser	15
5.3	Qualification to Representations and Warranties of the Vendor.	17
5.4	Survival of Representations, Warranties and Covenants of the Vendor	17
5.5	Survival of the Representations, Warranties and Covenants of the Purchaser	18

ARTICLE 6 COVENANTS		18

6.1	Transfer of Documentation	18
6.2	Risk of Loss	19
6.3	Conduct Prior to Closing	19
6.4	Notification of Certain Matters	20

ARTICLE 7 INDEMNIFICATION		20

7.1	Definitions	20
7.2	Indemnification by the Vendor	21
7.3	Indemnification by the Purchaser	22
7.4	Thresholds and Limitations	22

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7.5	Notice of Claim	23
7.6	Third Party Claims	23
7.7	Direct Claims	25
7.8	Waiver	25
7.9	Duty to Mitigate and Subrogation	25
7.10	Obligation to Reimburse	25
7.11	Exclusivity	26
7.12	Exceptions to Indemnification	26
7.13	Set-Off	26
7.14	Trust and Agency	26

ARTICLE 8 GENERAL		26

8.1	Confidentiality of Information	26
8.2	Expenses	27
8.3	Best Efforts	27
8.4	No Third Party Beneficiary	27
8.5	Entire Agreement	27
8.6	Estimates, Projections and Data Room Materials.	28
8.7	Non-Merger	28
8.8	Time of Essence	28
8.9	Amendment	28
8.10	Waiver of Rights	28
8.11	Jurisdiction	28
8.12	Governing Law	28
8.13	Notices	29
8.14	Assignment	30
8.15	Further Assurances	30
8.16	Severability	30
8.17	Successors	30
8.18	Counterparts	30

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ASSET PURCHASE AGREEMENT dated November 18, 2020 (the “Effective Date”).

BETWEEN:

Lexaria CanPharm ULC

As Vendor

- and -

Hill Street Beverage Company Inc.

As Purchaser

RECITALS:

A.	the Vendor wishes to sell and the Purchaser wishes to purchase, certain assets of the Vendor,

NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1 Definitions. In this Agreement, including the Recitals to this Agreement, unless the context otherwise requires:

(1)	“Affiliate” means an affiliated body corporate within the meaning of the following:

(a)	one body corporate is affiliated with another body corporate if one of them is the subsidiary of the other or both are subsidiaries of the same body corporate or each of them is controlled by the same person; and

(b)	if two bodies corporate are affiliated with the same body corporate at the same time, they are deemed to be affiliated with each other.

For purposes of this definition, a body corporate is controlled by a person or by two or more bodies corporate if (i) securities of the body corporate to which are attached more than 50% of the votes that may be cast to elect directors of the body corporate, are held, other than by way of security only, by or for the benefit of that person or by or for the benefit of those bodies corporate; and (ii) the votes attached to those securities are sufficient, if exercised, to elect a majority of the directors of the body corporate. For the purposes of this definition, a body corporate is a subsidiary of another body corporate if (i) it is controlled by (A) that other body corporate, (B) that other body corporate and one or more bodies corporate each of which is controlled by that other body corporate, or (C) two or more bodies corporate each of which is controlled by that other body corporate; or (ii) it is a subsidiary of a body corporate that is a subsidiary of that other body corporate.

(2)	“Agreement” means this asset purchase agreement, including all schedules, appendices and exhibits to this asset purchase agreement, as amended, supplemented, restated and replaced from time to time in accordance with its provisions.

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(3)	“Applicable Law” means all laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, instruments, policies, notices, directions and judgments or other requirements having the force of law of any Governmental Authority having jurisdiction over the matter and/or person then being referred to.

(4)	“Approvals” means licences, qualifications, authorizations, consents, certificates, registrations, exemptions, waivers, filings, grants, notifications, privileges, rights, orders, judgments, rulings, directives, and Permits.

(5)	“Assumed Liabilities” has the meaning attributed to that term in Section 2.1(3).

(6)	“Business” means the business currently conducted by the Vendor respecting the licensing the Licenced Intellectual Property.

(7)	“Business Day” means any day, except Saturdays and Sundays, on which banks are generally open for non-automated business:

(a)	for purposes of Section 8.13, in the place specified in that Section; and

(b)	for all other purposes in this Agreement, in Kelowna, British Columbia.

(8)	“Closing” means the completion of the Transactions on the Closing Date in accordance with this Agreement.

(9)	“Closing Date” means November 30, 2020 or such other date as may be agreed to by the Parties in writing.

(10)	“Constating Documents” means, with respect to any Person, its articles or certificate of incorporation, amendment, amalgamation or continuance, memorandum and articles of association, letters patent, supplementary letters patent, by-laws and unanimous shareholder agreements in each case in force as of the date of this Agreement.

(11)	“Contract” means any agreement, contract, indenture, lease, occupancy agreement, deed of trust, licence, option, undertaking, promise or any other commitment or obligation, whether oral or written, express or implied, other than a Permit.

(12)	“Data Room” means the virtual data room maintained for the Transactions.

(13)	“Disclosed to the Purchaser” means all information contained in this Agreement, including the Schedules to this Agreement, all information contained in the Data Room or made available by the Vendor in accordance with any of the provisions of this Agreement or information otherwise made available in writing to the Purchaser.

(14)	“Effective Time” 12:01 a.m. on the Closing Date.

(15)	“ETA” means the Excise Tax Act (Canada) and the regulations made thereunder.

(16)	“Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, prior claim, adverse claim, exception, reservation, restrictive covenant, agreement, easement (whether or not registered against title), lease, licence, right of occupation, option, right of use, right of first refusal, right of pre-emption, privilege or any matter capable of registration against title or any Contract to create any of the foregoing.

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(17)	“GST/HST” means all Taxes payable under Part IX of the ETA (including where applicable both the federal and provincial portion of those Taxes) or under any provincial legislation imposing a similar value added or multi-staged tax.

(18)	“Governmental Authority” means any domestic or foreign government, whether federal, provincial, state, territorial, local, regional, municipal, or other political jurisdiction, and any agency, authority, instrumentality, court, tribunal, board, commission, bureau, arbitrator, arbitration tribunal or other tribunal, or any quasi-governmental or other entity, body, organization or agency, insofar as it exercises a legislative, judicial, regulatory, administrative, expropriation or taxing power or function of or pertaining to government.

(19)	“Infringe” means infringe (whether directly, contributorily, by inducement or otherwise), misappropriate, violate or otherwise conflict with or harm (whether direct, contributory, by inducement or otherwise), and “Infringed” and “Infringement” have a corresponding meaning.

(20)	“Intellectual Property Agreements” means any Contract under which the Vendor

(a)	licenses (as licensee), the rights to use or sub license the Licensed Intellectual Property, or

(b)	licenses (as licensor), the rights to use or sub license the Licensed Intellectual Property.

(21)	“Interim Period” means the period from the Effective Date to the Closing Date.

(22)	“Licensed Intellectual Property” means all intellectual property licensed to the Vendor and forming part of the Purchased Assets, namely the Licensed Technology and Confidential Information, as specifically defined in the Second Amended and Restated Technology License Agreement dated October 31, 2020, made between the Vendor and Lexaria Bioscience Corp.;

(23)	“Limited License” means the limited license issued by the Purchaser to the Vendor on a fee free basis until such time as the Purchase Price for the Purchased Assets has been paid in full, as more fully described in Section 2.3(2)(e);

(24)	“Material Adverse Change” or “Material Adverse Effect” means any change, event, occurrence, effect, state of facts or circumstance, that, individually or in the aggregate, is or is reasonably likely to be, a material and adverse effect to the business, operations, assets, liabilities or condition (financial or otherwise) of the Vendor or the Purchaser, in each case other than a change, event, occurrence, effect, state of facts or circumstance, to the extent resulting from one or more of the following: (i) any change in general economic, business, regulatory, political, financial, capital or credit market conditions in Canada; (ii) any change that generally affects any industry in which the Vendor or the Purchaser, operates; (iii) any change arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage, or terrorism or military actions existing as of the date hereof; (iv) any changes in applicable accounting rules; except in the case of the foregoing clauses (i), (ii), (iii) and (iv) for any such change, event, occurrence, effect, state of facts or circumstance that materially and disproportionately affects the Vendor or the Purchaser as compared to other participants in the industry in which the Vendor or the Purchaser participates.

(25)	“Ordinary Course” means, with respect to an action taken by a Person that the action is consistent with the past practices of the Person and is taken in the normal day-to-day operations of the Person.

(26)	“Parties” means collectively, the Purchaser and the Vendor, and “Party” means any of them.

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(27)	“Permits” means franchises, licences, qualifications, approvals, authorizations, consents, certificates, certificates of authorization, decrees, orders-in-council, registrations, exemptions, consents, variances, waivers, filings, grants, notifications, privileges, rights, orders, judgments, rulings, directives, permits and other approvals, obtained from, issued by or required by a Governmental Authority.

(28)	“Person” is to be broadly interpreted and includes an individual, a corporation, a partnership, a joint venture, a trust, an association, a syndicate, an unincorporated organization, a Governmental Authority, an executor or administrator or other legal or personal representative, or any other juridical entity.

(29)	“Personal Information” means any information about an identifiable natural person that was collected, used, or disclosed and is being stored by or is otherwise under the control of the Vendor in connection with the Purchased Assets.

(30)	“Proceeding” means:

(a)	any suit, action, dispute, investigation, claim, arbitration, order, summons, citation, directive, charge, demand or prosecution, whether legal or administrative;

(b)	any other proceeding; or

(c)	any appeal or application for review;

at law or in equity or before or by any Governmental Authority.

(31)	“Purchase Price” has the meaning attributed to that term in Section 2.3.

(32)	“Purchased Assets” has the meaning attributed to that term in Section 2.1.

(33)	“Purchaser” means Hill Street Beverage Company Inc., a corporation incorporated under the laws of Ontario.

(34)	“Purchaser Closing Certificates” has the meaning attributed to that term in Section 5.5(1).

(35)	“Purchaser’s Shares” means the voting common shares in the authorized share capital of the Purchaser forming part of the Purchase Price.

(36)	“Representatives” means, with respect to any Party, its Affiliates and, if applicable, its and their respective directors, officers, employees, agents and other representatives and advisors.

(37)	“Restricted Asset” means any Purchased Asset which, by its terms or under Applicable Law is not capable of being sold, transferred, conveyed or assigned without the Approval of a third Person;

(38)	“Taxes” means taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof (including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, gains, capital stock, production, gift, wealth, environment, net worth, utility, sales, goods and services, harmonized sales, use, consumption valued-added, excise, stamp, withholding, premium, business, franchising, property, employer health, payroll, employment, health, social services, education and social security taxes, surtaxes, customs duties and import and export taxes, development, occupancy, social services, licence, franchise and registration fees and employment insurance, health insurance and statutory plan premiums or contributions), and “Tax” has a corresponding meaning.

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(39)	“Transactions” means the purchase and sale of the Purchased Assets and all other transactions, including any and all regulatory, governmental or shareholder approvals as contemplated by this Agreement.

(40)	“Transaction Documents” means this Agreement and all other agreements, certificates or other instruments or documents delivered or given pursuant to this Agreement.

(41)	“Vendor” means Lexaria CanPharm ULC, a corporation incorporated under the laws of British Columbia.

(42)	“Vendor Closing Certificates” has the meaning attributed to that term in Section 5.4(1).

1.2 Construction. This Agreement has been negotiated by each Party with the benefit of legal representation, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party does not apply to the construction or interpretation of this Agreement.

1.3 Certain Rules of Interpretation. In this Agreement:

(1)	the division into Articles and Sections and the insertion of headings and the Table of Contents are for convenience of reference only and do not affect the construction or interpretation of this Agreement;

(2)	the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement and not to any particular portion of this Agreement; and

(3)	unless specified otherwise or the context otherwise requires:

(a)	references to any Article, Section or Schedule are references to the Article or Section of, or Schedule to, this Agreement;

(b)	“including” or “includes” means “including (or includes) but is not limited to” and is not to be construed to limit any general statement preceding it to the specific or similar items or matters immediately following it;

(c)	“the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”;

(d)	references to Contracts are deemed to include all present amendments, supplements, restatements and replacements to those Contracts;

(e)	references to any legislation, statutory instrument or regulation or a section thereof are references to the legislation, statutory instrument, regulation or section as amended, re-enacted, consolidated or replaced from time to time; and

(f)	words in the singular include the plural and vice-versa and words in one gender include all genders.

1.4 Knowledge. In this Agreement, any reference to the knowledge of any Party means to the best of the knowledge, information and belief of the Party after reviewing all relevant records and making due inquiries regarding the relevant matter of all relevant Representatives of the Party, and any reference to the knowledge of the Vendor means to the best of the knowledge, information and belief of any of them after reviewing all relevant records and making due inquiries regarding the relevant matter of all their respective relevant Representatives.

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1.5 Performance on Business Days. If any action is required to be taken pursuant to this Agreement on or by a specified date that is not a Business Day, the action is valid if taken on or by the next succeeding Business Day.

1.6 Calculation of Interest. In calculating interest payable under this Agreement for any period of time, the first day of the period is included and the last day is excluded.

1.7 Currency. In this Agreement, unless specified otherwise:

(1)	references to dollar amounts or “$” are to Canadian dollars;

(2)	any payment is to be made by wire transfer or any other method (other than cash payment) that provides immediately available funds; and

(3)	except in the case of any payment due on the Closing Date, any payment due on a particular day must be received and available by 2:00 p.m. on the due date and any payment received and available after that time is deemed to have been made and received on the next succeeding Business Day.

1.8 Schedules.

(1)	The following Schedules are attached to and form part of this Agreement:

	Schedule 2.1(1)	Purchased Assets
	Schedule 2.3(3)	Limited License Agreement
	Schedule 2.3(3)	Purchase Price Allocation
	Schedule 5.1(10)	Vendor Approvals
	Schedule 5.2(5)	Purchaser Approvals

(2)	The arrangement of Schedules to correspond to Sections in this Agreement is for convenience only, and information disclosed in any Schedule is to be considered disclosed in all other Schedules, without further action or reference made to such information by the Vendor.

(3)	Information and statements contained in the Schedules are not to be construed as constituting representations, warranties, covenants or agreements of the Vendor, except as and to the extent provided in the text of this Agreement.

ARTICLE 2

PURCHASE AND SALE

2.1 Agreement to Purchase and Sell.

(1)	Upon execution of this Agreement, the Parties and shall work in good faith and make reasonable commercial efforts to complete all due diligence and to obtain all necessary approvals to complete the Transactions on the Closing Date;

(2)	Subject to the terms and conditions of this Agreement, as of the Effective Time, the Vendor shall sell, transfer, convey and assign to the Purchaser and the Purchaser shall purchase and acquire from the Vendor, free and clear of all Encumbrances other than Permitted Encumbrances, all of the Vendor’s right, title and interest in and to the assets set out in Schedule 2.1 (collectively, the “Purchased Assets”); and

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(3)	The Purchaser shall assume, pay, satisfy, discharge, perform and fulfil, from and after the Effective Time, only those obligations and labilities of the Vendor which arise under the Contracts forming part of the Purchased Assets in existence on the Closing Date and which arise in respect of the period after the Effective Time and do not relate to any default existing prior to or as a consequence of the Closing (the “Assumed Liabilities”).

2.2 Restricted Assets.

(1)	Nothing in this Agreement or in any document delivered contemporaneously with the execution of this Agreement by the Parties or prior to or at Closing as contemplated by or pursuant to this Agreement is to be construed as a sale, transfer, conveyance or assignment of any Restricted Asset by the Vendor to the Purchaser without first obtaining the Approvals necessary to sell, transfer, convey or assign the Restricted Asset to the Purchaser. The Vendor shall sell, transfer, convey or assign any Restricted Asset to the Purchaser when that sale, transfer, conveyance, or assignment is permitted.

(2)	Until all Approvals necessary to sell, transfer, convey or assign a Restricted Asset to the Purchaser are obtained:

(a)	the Vendor shall apply for and use its best efforts to obtain the necessary Approvals in a form satisfactory to the Purchaser acting reasonably;

(b)	if the Restricted Asset is not assignable by the terms thereof or consents to the assignment thereof have not been obtained prior to Closing, the Vendor shall, to the extent permitted by Applicable Law and the provisions of that Restricted Asset, hold that Restricted Asset (without any additional expense to the Vendor whatsoever) in trust for the Purchaser and the Purchaser shall perform the covenants and obligations thereunder in the name of and for the account of the Vendor and shall hold all benefits existing thereunder for the account of the Vendor (without any additional expense to the Vendor whatsoever);

(c)	at the Purchaser’s request, the Vendor shall take all actions and do, or cause to be done, all such things in its name or otherwise so as to provide the Purchaser with the benefit of any Restricted Asset, including cooperating with the Purchaser in any reasonable and lawful arrangement designed to provide the benefit of any Restricted Asset to the Purchaser;

(d)	the Vendor shall enforce any of its rights arising from any Restricted Asset against or with respect of any third Person, including the right to elect to terminate in accordance with the terms of the Restricted Asset at the direction and expense of the Purchaser;

(e)	at the Purchaser’s request, the Vendor shall take all actions and do, or cause to be done, all such things so as to preserve the value of the Restricted Asset for benefit of the Purchaser; and

(f)	the Vendor shall promptly pay over or deliver to the Purchaser all moneys or other consideration paid to or received by the Vendor in respect of all Restricted Assets.

(3)	Nothing in this Section 2.2 constitutes a waiver of any right of the Purchaser to require delivery of the Approvals on the Closing Date pursuant to Section 4.1(1)(d).

2.3 Purchase Price and Purchase Price Allocation.

(1)	Subject to the terms and conditions of this Agreement, the aggregate purchase price payable by the Purchaser to the Vendor for the Purchased Assets shall be an amount equal to $3,850,000 (the “Purchase Price”).

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(2)	The Purchase Price shall be paid and satisfied by the Purchaser as follows:

(a)	$350,000, in cash on the Closing Date;

(b)	$1,500,000 in Purchaser’s Shares issuable as follows:

(i) $500,000 of Purchaser’s Shares on the Closing Date at a price per share equal to the greater of (A) the 10-day volume weighted average closing price of the Purchaser’s Shares on the TSX Venture Exchange on the date this Agreement is executed; and (B) $0.05;

(ii) $500,000 of Purchaser’s Shares on the eight (8) month anniversary of the Closing Date at a price per share equal to the greater of (A) the 10-day volume weighted average closing price of the Purchaser’s Shares on the TSX Venture Exchange on such payment date; and (B) the closing price of the Purchaser’s Shares on the TSX Venture Exchange on the date this Agreement is executed;

(iii) $500,000 of Purchaser’s Shares on the sixteen (16) month anniversary of the Closing Date at a price per share equal to the greater of (A) the 10-day volume weighted average closing price of the Purchaser’s Shares on the TSX Venture Exchange on such payment date; and (B) closing price of the Purchaser’s Shares on the TSX Venture Exchange on the date this Agreement is executed;

(c)	$2,000,000 in the form of a promissory note issued by the Purchaser to the Vendor on the Closing Date (the “VTB Note”). The VTB Note will have no fixed maturity date and shall accrue interest at the rate of 10% per annum. The VTB Note shall be repayable by the Vendor in quarterly installments in an amount equal to 5% of the gross sales realized by the Purchaser in such quarter from the sale of cannabis infused products containing more than 0.3% tetrahydrocannabinol (the “Vendor Royalty Payments”). The VTB Note maybe repaid in whole or in part at any time by the Purchaser in its sole and absolute discretion without penalty;

(d)	the assumption of the Assumed Liabilities; and

(e)	the granting by the Purchaser to the Vendor of the Limited License upon and subject to the terms and conditions set out in the attached Schedule 2.3(1)(e).

(3)	The Purchaser and the Vendor shall allocate the Purchase Price in accordance with Schedule 2.3(3) and shall report the purchase and sale of the Purchased Assets for all Tax purposes in a manner consistent with that allocation. If any Governmental Authority does not agree with that allocation, the Purchaser and the Vendor shall use their best efforts (which is not to be construed as requiring the Purchaser or the Vendor to commence or participate in any litigation or administrative process challenging the determination of any Governmental Authority) to agree on a different allocation acceptable to that Governmental Authority, and the Purchaser and the Vendor shall amend the original allocation and the relevant Tax returns accordingly.

2.4 Transfer Taxes. The Purchaser shall pay to the Vendor or, where permitted by Applicable Law, directly to the appropriate Governmental Authorities, all sales and transfer taxes, registration charges and transfer fees, including GST/HST, payable by it in respect of the purchase and sale of the Purchased Assets under this Agreement, and, on request of the Vendor, the Purchaser shall furnish to the Vendor proof of direct payment to a Governmental Authority. The Purchaser shall indemnify and save harmless the Vendor from any amounts, including interest and penalties, that may be assessed against the Vendor arising out of the failure of the Purchaser to pay, when due, any Taxes described in this Section.

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2.5 Section 85 Election. The Purchaser shall execute and file an election pursuant to subsection 85(1) of the Income Tax Act (Canada) in respect of the purchase and sale of the Purchased Assets in respect of the Purchase Price paid pursuant to Section 2.3(2)(b) (the “Section 85 Election”), and for that purpose the Vendor shall be entitled, in its sole discretion, to determine the “Agreed amount” on the Section 85 Election.

2.6 GST/HST Election. The Purchaser and the Vendor shall jointly elect under subsection 167(1) of the ETA and under any similar provision of any applicable provincial legislation imposing a similar value added or multi-staged tax, that no tax be payable with respect to the purchase and sale of the Purchased Assets pursuant to this Agreement. The Purchaser and the Vendor shall make those elections in prescribed form containing prescribed information and shall file those elections in compliance with the requirements of applicable legislation. The Parties confirm that in the event that the joint election under subsection 167(1) is not available, the Purchaser shall pay and remit the GST/HST according to law, and shall, in addition, indemnify Vendor from any Losses suffered by the Purchaser’s non-payment of such GST/HST at the Closing Date.

ARTICLE 3

CLOSING ARRANGEMENTS

3.1 Closing. Subject to the satisfaction or waiver by the applicable Party of the conditions set out in Article 4, the Parties shall hold the Closing on the Closing Date, at such time as agreed to by the Vendor and the Purchaser and by electronic exchange of documents.

3.2 Vendor’s Closing Deliveries. At Closing, the Vendor shall deliver or cause to be delivered to the Purchaser all certificates, agreements, documents and instruments as required under Section 4.1(1)(h).

3.3 Purchaser’s Closing Deliveries. At Closing the Purchaser shall deliver or cause to be delivered to the Vendor all payments, certificates, agreements, documents and instruments as required under Section 4.2(1)(e).

ARTICLE 4

CONDITIONS OF CLOSING

4.1 Conditions for the Benefit of the Purchaser.

(1)	The Purchaser shall be obliged to complete the Transactions only if each of the following conditions precedent has been satisfied in full at or before the time of Closing on the Closing Date:

(a)	all of the representations and warranties of the Vendor made in this Agreement shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as at the Closing Date with the same effect as if made on and as of the Closing Date (except as contemplated or permitted by this Agreement and except as those representations and warranties may be affected by events or transactions (i) resulting from the entering of this Agreement that would not reasonably be expected to have a Material Adverse Effect, or (ii) approved in writing by the Purchaser);

(b)	the Vendor has complied with or performed in all material respects all of the obligations, covenants and agreements under this Agreement to be complied with or performed by the Vendor on or before the Closing Date;

(c)	there is no injunction or restraining order issued preventing, and no pending or threatened proceeding, against any Party, for the purpose of enjoining or preventing, the completion of the Transactions or otherwise claiming that this Agreement or the completion of the Transactions is improper or would give rise to a Proceeding, under any Applicable Law or under any Contract;

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(d)	all Permits and Approvals to permit the completion of the Transactions have been obtained;

(e)	the Purchaser being satisfied with the results of its continued due diligence investigations concerning the Purchased Assets;

(f)	since the date of this Agreement there has not occurred any event which may have a Material Adverse Effect;

(g)	no Applicable Law has been enacted, introduced or announced which may have a Material Adverse Effect;

(h)	the Vendor has caused to be delivered to the Purchaser the following:

(i)	a certificate of status of the Vendor;

(ii)	a certificate of a senior officer of the Vendor certifying:

	(A)	the corporate status of the Vendor;

	(B)	the Constating Documents of the Vendor;

	(C)	the resolutions of the board of directors and/or (if required by Applicable Law) shareholders the Vendor authorizing the execution, delivery and performance of this Agreement and of all contracts, agreements, instruments, certificates and other documents required by this Agreement to be delivered by the Vendor; and

(iii)	all deeds, conveyances, bills of sale, assurances, transfers, assignments, know-how, proprietary information, processes and any other documentation or action which in the opinion of the Purchaser are necessary or reasonably required to transfer the Purchased Assets to the Purchaser with good and marketable title, free and clear of all Encumbrances except for Permitted Encumbrances, in each case duly executed by the Vendor and in form and substance satisfactory to the Purchaser, acting reasonably;

(iv)	evidence, of the release and discharge of all Encumbrances affecting any of the Purchased Assets, other than the Permitted Encumbrances;

(v)	a certificate of the Vendor in respect of its representations and warranties set out in Section 5.1 and in respect of its covenants and other obligations set out in this Agreement;

(vi)	such other documentation as the Purchaser reasonably requests in a timely manner in order to establish the completion of the Transactions and the taking of all corporate proceedings in connection with the Transactions (as to certification and otherwise), in each case in form and substance satisfactory to the Purchaser, acting reasonably.

(i)	Each of the conditions set out in Section 4.1(1) is for the exclusive benefit of the Purchaser and the Purchaser may waive compliance with any such condition in whole or in part by notice in writing to the Vendor, except that no such waiver operates as a waiver of any other condition.

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4.2 Conditions for the Benefit of the Vendor.

(1)	The Vendor shall be obliged to complete the Transactions only if each of the following conditions precedent has been satisfied in full at or before the time of Closing on the Closing Date:

(a)	all of the representations and warranties of the Purchaser made in this Agreement shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date with the same effect as if made on and as of the Closing Date (except as those representations and warranties may be affected by events or transactions expressly permitted by or resulting from the entering of this Agreement);

(b)	the Purchaser shall have complied with or performed in all material respects all of the obligations, covenants and agreements under this Agreement to be complied with or performed by the Purchaser on or before the Closing Date;

(c)	there is no injunction or restraining order issued preventing, and no pending or threatened proceeding, against any Party, for the purpose of enjoining or preventing, the completion of the Transactions or otherwise claiming that this Agreement or the completion of the Transactions is improper or would give rise to a Proceeding, under any Applicable Law or under any Contract;

(d)	all Permits and Approvals to permit the completion of the Transactions have been obtained;

(e)	the Purchaser has caused to be delivered to the Vendor the following:

(i)	a certificate of status of the Purchaser;

(ii)	a certificate of a senior officer of the Purchaser certifying the Constating Documents of the Purchaser, certifying the resolutions of the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and of all contracts, agreements, instruments, certificates and other documents required by this Agreement to be delivered by the Purchaser;

(iii)	an executed Limited License Agreement in the form attached hereto as Schedule 2.3(2)(e);

(iv)	payment of the amounts required to be paid on the Closing Date under Section 2.3(2)(a);

(v)	a share certificate or DRS Advice evidencing the issuance of the first tranche of the Purchaser’s Shares in accordance with Section Error! Reference source not found.;

(vi)	the VTB Note in accordance with Section 2.3(2)(c);

(vii)	a certificate of the Purchaser in respect of its representations and warranties set out in Section 5.2 and in respect of its covenants and other obligations set out in this Agreement;

(viii)	conditional approval of the TSX Venture Exchange with respect to the issuance of the Purchaser Shares in accordance with Section 2.3(2)(b); and

(ix)	such other documentation as the Vendor reasonably requests in a timely manner in order to establish the completion of the Transactions and the taking of all corporate proceedings in connection with the Transactions (as to certification and otherwise), in each case in form and substance satisfactory to the Vendor, acting reasonably.

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(2)	Each of the conditions set out in Section 4.2(1) is for the exclusive benefit of the Vendor and the Vendor may waive compliance with any such condition in whole or in part by notice in writing to the Purchaser, except that no such waiver operates as a waiver of any other condition.

4.3 Termination Events. By notice given prior to or at Closing, subject to Section 4.4, this Agreement may be terminated as follows:

(1)	by the Purchaser if any condition in Section 4.1 has not been satisfied as of the Closing Date or if the satisfaction of any condition by the Closing Date is or becomes impossible (other than through the failure of the Purchaser to comply with its obligations under this Agreement), and the Purchaser has not waived that condition on or before Closing Date;

(2)	by the Vendor if any condition in Section 4.2 has not been satisfied as of the Closing Date or if the satisfaction of any condition by the Closing Date is or becomes impossible (other than through the failure of the Vendor to comply with their obligations under this Agreement), and the Vendor has not waived that condition on or before the Closing Date;

(3)	by mutual consent of the Purchaser and the Vendor;

(4)	by the Purchaser unless it is in material breach of this Agreement or by the Vendor unless it is in material breach of this Agreement, if the Closing has not occurred on or before November 30, 2020 or such other date mutually agreed to by the Parties in writing.

4.4 Effect of Termination. Each Party’s right of termination under Section 4.3 is in addition to any other rights it may have under this Agreement or otherwise, whether at law, in equity or otherwise, and the exercise of that right of termination is not an election of remedies. If this Agreement is terminated pursuant to Section 4.3, all obligations of the Parties under this Agreement will terminate except that the obligations contained in this Section 4.4 and in Article 8 (except for Section 8.3) will survive, provided that if this Agreement is terminated pursuant to Section 4.3(1) or 4.3(2), the terminating Party’s right to pursue all legal remedies will survive that termination unimpaired.

4.5 Waiver of Conditions of Closing. If any of the conditions set forth in Section 4.1 has not been satisfied, the Purchaser may elect in writing to waive the condition and proceed with the completion of the Transactions and, if any of the conditions in Section 4.2 has not been satisfied, the Vendor may elect in writing to waive the condition and proceed with the completion of the Transactions. Any such waiver and election by the Purchaser or the Vendor, as the case may be, will only serve as a waiver of the specific closing condition and the other Party will have no liability with respect to the specific waived condition.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of the Vendor. The Vendor represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on these representations and warranties in connection with its purchase of the Purchased Assets:

(1)	Organization and Status. The Vendor is duly incorporated and organized, and is validly subsisting, under the laws of British Columbia and is up-to-date in the filing of all corporate and similar returns under the laws of that jurisdiction except where the failure to make any such filing would not be reasonably expected to have a Material Adverse Effect.

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(2)	Corporate Power. The Vendor has all necessary corporate power and authority to own or lease or dispose of the Purchased Assets. The Vendor has all necessary corporate power and authority to enter into this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by it, and to perform its obligations hereunder and thereunder.

(3)	Authorization. All necessary corporate action has been taken by the Vendor or on its part to authorize its execution and delivery of this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by it and the performance of its obligations hereunder and thereunder.

(4)	Enforceability. This Agreement has been duly executed and delivered by the Vendor and (assuming due execution and delivery by the other Parties) is a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. Each of the contracts, agreements and instruments required by this Agreement to be delivered by it will at the Closing have been duly executed and delivered by it and (assuming due execution and delivery by the other parties thereto) will at Closing be enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(5)	No Other Agreements to Purchase. No Person other than the Purchaser has any Contract or any right or privilege capable of becoming a Contract for the purchase or acquisition from the Vendor of any of the Purchased Assets.

(6)	Absence of Conflict. To its knowledge, the execution, delivery, and performance by it of this Agreement and the completion of the Transactions will not (whether after the passage of time or giving notice or both) result in:

(a)	the breach or violation of any of the provisions of, or constitute a default under, or give any Person the right to seek or cause a termination, cancellation, amendment, or renegotiation of any Contract to which it is a party or by which the Purchased Assets are bound or affected;

(b)	the breach or violation of any of the provisions of, or constitute a default under, or conflict with any of its obligations under:

	(i)	any provision of its Constating Documents or resolutions of its board of directors (or any committee thereof) or shareholders;

	(ii)	any judgment, decree, order or award of any Governmental Authority having jurisdiction over it;

	(iii)	any Applicable Law;

(c)	the creation or imposition of any Encumbrance over any of the Purchased Assets; or

(d)	the requirement of any Approval from any of its creditors.

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(7)	Title to Property. The Vendor has good and marketable title to all the Purchased Assets, free and clear of any and all Encumbrances. All of the Purchased Assets used by the Vendor are free of defects (patent or latent), in good operating condition and in a state of good repair and maintenance. To the knowledge of the Vendor there are no:

(a)	undetermined or inchoate liens, charges and privileges incidental to current construction or current operation which may form an Encumbrance on the Purchased Assets,

(b)	liens, charges, adverse claims, security interests or other Encumbrances on the Assets relating to unpaid Taxes; or

(c)	statutory liens, charges, adverse claims, security interests or Encumbrances of any nature whatsoever claimed or held by any Governmental Authority that have not at the time been filed or registered against the title to Purchased Assets or served on the Vendor pursuant to Applicable Law or notice of which has not otherwise been received by the Vendor, or that relate to obligations not due or delinquent;

(8)	Purchased Assets. In the reasonable opinion of the Vendor, the Purchased Assets constitute all or substantially all of the assets of the Vendor necessary to allow the Purchaser to carry on the Business as presently conducted by the Vendor.

(9)	Licensed Intellectual Property.

(a)	Schedule 2.1 sets forth a complete and accurate list of all of the Intellectual Property Agreements under which the Vendor has a license to the Licensed Intellectual Property or has sub licensed the Licensed Intellectual Property, such Intellectual Property Agreements forming part of the Purchased Assets.

(b)	The Vendor has the exclusive rights to the use or sub license of the Licensed Intellectual Property forming part of the Purchased Assets. The Licensed Intellectual Property forming part of the Purchased Assets is sufficient for the Vendor to conduct its business. The Vendor has not assigned any of its rights to the Licensed Intellectual Property or to the Intellectual Property Agreements to any third party except as described herein.

(c)	No Licensed Intellectual Property is subject to any outstanding order, award, decision, injunction, judgment, decree, stipulation or agreement materially restricting the transfer, use, enforcement or licensing thereof by the Vendor.

(d)	The Vendor has not received any notice that the use of the Licensed Intellectual Property Infringes any intellectual property of any other Person, and no Proceedings have been instituted or are pending or threatened, alleging any such Infringement.

(e)	To the knowledge of the Vendor, no Person has Infringed the right and interest of the Vendor in the Licensed Intellectual Property, the Vendor has not issued a notice to any Person alleging any such Infringement, and no Proceedings have been instituted or are pending or threatened, alleging any such Infringement.

(f)	The Vendor is not in breach of any Intellectual Property Agreement forming part of the Purchased Assets. The consummation of the transactions contemplated by this Agreement will not result in, or give any Person the right to cause (i) any modification, cancellation, termination, suspension of, or acceleration or increase of any payments under any Intellectual Property Agreements, (ii) a loss of, or Encumbrance on, any Licensed Intellectual Property; or (iii) the grant, assignment or transfer to any Person of any license or other right or interest to any Licensed Intellectual Property.

(g)	Entering into this Agreement will not alter, impair or extinguish any of the Licensed Intellectual Property or trigger any rights of first refusal requiring the sale, assignment or transfer of any Licensed Intellectual Property to another Person.

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(10)	No Default Under Contracts. The Vendor has performed all material obligations required to be performed by it and is entitled to all material benefits under, and is not in material default or alleged to be in default in respect of, any Contract relating to the Purchased Assets, to which it is a party or by which it is bound or affected. All such Contracts are in good standing in all material respects and in full force and effect, and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a material default under any such Contract. There is no dispute between the Vendor and any other party under any such Contract. None of those Contracts contain terms under which the execution or performance of this Agreement would give any other contracting party the right to terminate or adversely change the terms of that Contract. None of those Contracts have been assigned, or if applicable subleased, in whole or in part.

(11)	Regulatory and Third Party Approvals.

(a)	Except as set out in Schedule Error! Reference source not found., there is no requirement for the Vendor to make any filing with or give any notice to any Governmental Authority or to obtain any Permit, as a condition to the lawful completion of the Transactions.

(b)	There is no requirement under any Contract or Permit relating to the Purchased Assets to which the Vendor is a party or by which the Purchased Assets or the Vendor is bound or affected for any Approvals from any party to that Contract or Permit relating to the completion of the Transactions except for the Approvals described in Schedule 5.1(10).

(12)	Residence. It is not a non-resident of Canada for purposes of the Tax Act.

(13)	Litigation. There are no Proceedings against or affecting the Vendor, or the Purchased Assets, that would prevent the Vendor from carrying out any of its material obligations and undertakings under this Agreement.

(14)	No Finder’s Fees. The Vendor has not taken, and will not take, any action that would cause the Purchaser to become liable to any claim for a brokerage commission, finder’s fee or other similar arrangement in respect of the Transactions.

5.2 Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Vendor as follows and acknowledges that the Vendor is relying on these representations and warranties in connection with the sale by the Vendor of the Purchased Assets:

(1)	Organization. The Purchaser is a corporation duly incorporated and organized, and is validly subsisting, under the laws of Ontario and is up-to-date in the filing of all corporate and similar returns under the laws of that jurisdiction except where the failure to make any such filing would not be reasonably expected to have a Material Adverse Effect.

(2)	Corporate Power. The Purchaser has all necessary corporate power and authority to acquire the Purchased Assets, to enter into this Agreement the contracts, agreements and instruments required by this Agreement to be delivered by it, and to perform its obligations hereunder and thereunder.

(3)	Authorization. All necessary corporate action has been taken by or on the part of the Purchaser to authorize its execution and delivery of this Agreement and the contracts, agreements and instruments required by this Agreement to be delivered by it and the performance of its obligations hereunder and thereunder.

(4)	Enforceability. This Agreement has been duly executed and delivered by the Purchaser and (assuming due execution and delivery by the other Parties) is a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. Each of the contracts, agreements and instruments required by this Agreement to be delivered by the Purchaser will at the Closing have been duly executed and delivered by it and (assuming due execution and delivery by the other parties thereto) will be enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

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(5)	Permits and Approvals. Except as set out in Schedule 5.2(5), there is no requirement for the Purchaser to make any filing with or give any notice to any Governmental Authority or to obtain any Permit, as a condition to the lawful completion of the Transactions.

(6)	Absence of Conflict. The execution, delivery and performance by the Purchaser of this Agreement and the completion of the Transactions will not, (whether after the passage of time or notice or both), result in:

(a)	the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any of its obligations, under:

	(i)	any provision of its Constating Documents or resolutions of its board of directors (or any committee thereof) or shareholders;

	(ii)	any Approval issued to, held by or for the benefit of, the Purchaser;

	(iii)	any Applicable Law; or

(b)	the requirement for any Approval from any creditor of the Purchaser.

(7)	Residence. It is not a non-resident of Canada for purposes of the Tax Act.

(8)	Purchased Assets. In the reasonable opinion of the Purchaser, the Purchased Assets constitute all or substantially all of the assets necessary to allow the Purchaser to carry on the Business. Purchaser represents and warrants that it is registered under Subdivision V of Part IX of the ETA.

(9)	Independent Investigation. Purchaser acknowledges and agrees that:

(a)	Purchaser has, or will have, conducted its own independent investigation, review and analysis of the Purchased Assets, has been provided adequate access to Data Room of the Vendor as Purchaser deems necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(b)	in making its decision to enter into this Agreement and to consummate the Transactions, Purchaser has relied solely upon its own investigation and the express representations and warranties of Vendor set forth in this Agreement (including all related portions of the schedules and exhibits thereto); and

(c)	neither the Vendor nor any other Person has made any representation or warranty as to the Purchased Assets or this Agreement, except as expressly set forth in this Agreement (including all related portions of the schedules and exhibits thereto).

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(10)	Litigation. There are no Proceedings against or affecting the Purchaser that may prevent the Purchaser from carrying out any of its material obligations and undertakings under this Agreement.

(11)	Issuance of Consideration Shares.

(a)	the Purchaser will have taken all corporate steps and proceedings necessary to approve the issuance of the Purchaser Shares in accordance with Section 2.3(2)(b);

(b)	no order ceasing or suspending trading in the securities of the Purchaser nor prohibiting the sale of such securities has been issued to such corporation or its directors, officers or promoters and, to the best of the knowledge of the Purchaser, no investigations or proceedings for such purposes are pending or threatened;

(c)	the Purchaser has not received notice from any applicable regulatory authority that it is in default of any applicable securities laws material to the Purchaser;

(d)	the Purchaser Shares issued pursuant to Section 2.3(2)(b) will be duly and validly created, authorized and issued as fully paid and non-assessable common shares;

(e)	the Purchaser has complied, or will comply, with all applicable corporate and securities laws and the rules of the governing stock exchange in connection with the issuance of the Purchaser Shares issued pursuant to Section 2.3(2)(b); and

(f)	the issuance and sale of the Purchaser Shares issued pursuant to Section 2.3(2)(b) does not and will not constitute a breach of or default under the Constating Documents of the Purchaser or any law, regulation, order or ruling applicable to such corporation or any agreement, contract or indenture to which such corporation is a party or by which it is bound, or the requirement for any Approval from any creditor of the Purchaser.

(12)	No Financing. The Purchaser has sufficient funds to pay all of the consideration required by this Agreement including the Purchase Price, and to make all necessary payments in connection with the Transactions. The Purchaser’s obligations under this Agreement are not contingent or conditional upon any Person’s ability to obtain or have at the Closing Date sufficient funds necessary for the full payment of all consideration and other amounts, fees and expenses payable by the Purchaser under or in connection with this Agreement.

(13)	No Finder’s Fees. The Purchaser has not taken, and will not take, any action that would cause the Vendor to become liable to any claim for a brokerage commission, finder’s fee or other similar arrangement in respect of the Transactions.

5.3 Qualification to Representations and Warranties of the Vendor. If any representation or warranty of the Vendor is incorrect or inaccurate, but the instrument, circumstance, action, omission, matter or issue which causes such representation or warranty to be incorrect or inaccurate is known to or has been Disclosed to the Purchaser then, for purposes of this Agreement, such representation and warranty shall be deemed to have been qualified by reference to such instrument, circumstance, action, omission, matter or issue.

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5.4 Survival of Representations, Warranties and Covenants of the Vendor. The representations and warranties of the Vendor, and, to the extent that they have not been fully performed or waived at or prior to Closing, the covenants and other obligations of the Vendor, in each case contained in this Agreement and in any contract, agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement survive Closing and continue for the benefit of the Purchaser notwithstanding the Closing, any investigation made by or on behalf of the Purchaser or any knowledge of the Purchaser, as follows:

(1)	the representations and warranties set out in Sections 5.1(1) (insofar as it relates to the due incorporation and organization and the valid existence of the Vendor), 5.1(2), 5.1(3) and 5.1(7) and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 4.1(1)(h)(v) (the “Vendor Closing Certificates”) survive and continue in full force and effect until, but not beyond, the earlier of (i) the fourth anniversary of the Closing Date, and (ii) the date on which the VTB Note is repaid in full.

(2)	the remainder of the representations and warranties set out in Section 5.1 (and the corresponding representations and warranties set out in the Vendor Closing Certificates) survive Closing and continue in full force and effect until, but not beyond, the earlier of (i) the third anniversary of the Closing Date; and (ii) the date on which the VTB Note is repaid in full.

(3)	notwithstanding Sections 5.4(1) through 5.4(2), a claim for any breach by the Vendor of any of the representations, warranties and covenants contained in this Agreement or in any contract, agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud, fraudulent misrepresentation, intentional misrepresentation or deliberate or wilful breach may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by Applicable Law.

5.5 Survival of the Representations, Warranties and Covenants of the Purchaser. The representations and warranties of the Purchaser and, to the extent that they have not been fully performed or waived at or prior to Closing, the covenants and other obligations of the Purchaser, contained in this Agreement and in any contract, agreement, instrument, certificate or other document executed or delivered pursuant to this Agreement survive Closing and continue for the benefit of the Vendor notwithstanding the Closing, any investigation made by or on behalf of the Vendor or any knowledge of the Vendor, as follows:

(1)	the representations and warranties set out in Sections 5.2(1) (insofar as it relates to the due incorporation and organization and the valid existence of the Vendor), 5.2(2), and 5.2(3) and the corresponding representations and warranties set out in the certificates to be delivered pursuant to Section 4.2(1)(e)(vi)(the “Purchaser Closing Certificates”) survive and continue in full force and effect until, but not beyond the earlier of (i) the fourth anniversary of the Closing Date, and (ii) the date on which the VTB Note is repaid in full.

(2)	the remainder of the representations and warranties set out in Section 5.2 (and the corresponding representations and warranties set out in the Purchaser Closing Certificates) survive Closing and continue in full force and effect until, but not beyond, the earlier of (i) the third anniversary of the Closing Date, and (ii) the date on which the VTB Note is repaid in full; and

(3)	notwithstanding Sections 5.5(1) through 5.5(2), a claim for any breach by the Purchaser of any of the representations, warranties and covenants contained in this Agreement or in any contract, agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud, fraudulent misrepresentation, intentional misrepresentation or deliberate or wilful breach may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by Applicable Law.

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 ARTICLE 6

COVENANTS

6.1 Transfer of Documentation.

(1)	On the Closing Date, the Vendor shall deliver, and shall cause to be delivered, to the Purchaser all documents (except, in the case of those required by Applicable Law to be retained by the Vendor, copies thereof) and other data, technical or otherwise, which are owned by the Vendor at the Closing Date, relating to the Purchased Assets. The Purchaser shall preserve all those documents delivered to it in accordance with the Purchaser’s document retention procedures or for such longer period as is required by Applicable Law. The Purchaser shall permit the Vendor and its authorized Representatives reasonable access to those documents while they are in the Purchaser’s possession or control solely to the extent that access is required by the Vendor to perform its obligations under this Agreement or under Applicable Law, but the Purchaser shall not be responsible or liable to the Vendor for, or as a result of, any loss or destruction of or damage to any such documents and other data unless that destruction, loss or damage is caused by the Purchaser’s negligence or wilful misconduct. The Vendor shall be responsible for all reasonable out-of-pocket costs and expenses incurred, directly or indirectly, by the Purchaser in connection with any access contemplated by this Section 6.1(1).

(2)	Notwithstanding Section 6.1(1), the Vendor shall be entitled to retain copies of any documents or other data delivered to the Purchaser pursuant to Section 6.1(1) provided that those documents or data are reasonably required and only used or relied on by the Vendor to perform its obligations under this Agreement or under Applicable Law. The Vendor shall retain any documents or data which relate to the Purchased Assets and which are retained by the Vendor pursuant to this Section 6.1(2) in strict confidence and shall not use or otherwise disclose the data or information contained therein except as permitted by Section 8.1(3).

6.2 Risk of Loss. During the Interim Period, the Vendor shall maintain in force all the policies of property damage insurance under which any of the Purchased Assets are insured. If, before the Closing, any of the Purchased Assets are lost, damaged or destroyed or is appropriated, expropriated or seized by any Governmental Authority, and the loss, damage, destruction, appropriation, expropriation or seizure constitutes a Material Adverse Change, then the Purchaser at its sole discretion may either:

(1)	terminate this Agreement in accordance with the provisions of Section 4.3; or

(2)	require the Vendor to reduce the Purchase Price by the amount of the replacement cost of the Purchased Assets which were lost, damaged or destroyed less the amount of any proceeds of insurance payable as a result of the occurrence, which proceeds of insurance are to be directed by the Vendor to be paid to the Purchaser.

6.3	Conduct Prior to Closing.

(1)	Without in any way limiting any other obligations of the Vendor hereunder, during the Interim Period, the Vendor shall:

(a)	continue to maintain in full force and effect all the insurance policies or renewals thereof relating to the Purchased Assets currently in effect;

(b)	use its best efforts to obtain the Approvals described in Schedule 5.1(10);

(c)	preserve intact the Purchased Assets;

(d)	pay and discharge the liabilities of the Vendor relating to the Purchased Assets in the Ordinary Course in accordance and consistent with the previous practice of the Vendor, except those contested in good faith by the Vendor;

(e)	take all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to complete the transfer of the Purchased Assets to the Purchaser and to cause all necessary meetings of directors and shareholders of the Vendor to be held for that purpose;

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	(f)	periodically report to the Purchaser as it requests concerning the state of the Purchased Assets; and

	(g)	use its best efforts to satisfy the conditions contained in Section 4.1.

(2)	Without in any way limiting any other obligations of the Purchaser hereunder, during the Interim Period, the Purchaser shall:

	(a)	use its best efforts to obtain the Approvals described in Schedule 5.2(5);

	(b)	take all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to complete the transfer of the Purchased Assets to the Purchaser and to cause all necessary meetings of directors and shareholders of the Vendor to be held for that purpose; and

	(c)	use its best efforts to satisfy the conditions contained in Section 4.2.

6.4 Notification of Certain Matters.

(1)	During the Interim Period, each Party shall give prompt notice in writing to the other Party of:

	(a)	any notice or communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

	(b)	any notice or communication from any Governmental Authority in connection with the Transactions; and

	(c)	any failure by such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied under this Agreement.

(2)	The giving of any notice under this Section 6.4 does not in any way change or modify the representations and warranties of such Party, or the conditions to the obligations of such Party, contained in this Agreement or otherwise affect the remedies available to the Purchaser under this Agreement.

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ARTICLE 7

INDEMNIFICATION

7.1 Definitions. In this Article 7:

(1)	“Claim” means any act, omission or state of facts and any demand, action, investigation, inquiry, suit, proceeding, claim, assessment, judgment or settlement or compromise relating thereto which may give rise to a right of indemnification under this Agreement.

(2)	“Direct Claim” means any Claim by an Indemnitee against an Indemnitor which does not result from a Third Party Claim.

(3)	“Increased Amount” has the meaning attributed to that term in Section 7.10(3).

(4)	“Indemnitee” means any Person entitled to indemnification under this Agreement.

(5)	“Indemnitees Representative” means:

(a)	in respect of the Purchaser Indemnitees, the Purchaser; and

(b)	in respect of the Vendor Indemnitees, the Vendor

(6)	“Indemnitor” means any Party obligated to provide indemnification under this Agreement.

(7)	“Indemnification Notice” means written notice by an Indemnitee to the applicable Indemnitor or Indemnitors of a Third Party Claim or Direct Claim, as the case may be.

(8)	“Losses” means any and all loss, liability, obligation, damage, cost, expense, charge, fine, penalty or assessment, suffered, incurred, sustained or required to be paid by the Person seeking indemnification, (including lawyers’, experts’ and consultants’ fees and expenses), directly resulting from or arising out of any Claim, including the costs and expenses of any action, suit, proceeding, investigation, inquiry, arbitration award, grievance, demand, assessment, judgment, settlement or compromise relating thereto, but: (i) excluding loss of profits, indirect, incidental, special, punitive and consequential damages (which, for greater certainty, are deemed to include any Taxes payable by the Indemnitee as a consequence of the receipt of an amount pursuant to Article 7), (ii) excluding any contingent liability until it becomes actual; (iii) reduced by any net Tax benefit; and (iv) reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Persons.

(9)	“Payment” has the meaning attributed to that term in Section 7.10(4).

(10)	“Purchaser Indemnitees” means the shareholders and Representatives of the Purchaser, and related Persons.

(11)	“Third Party Claim” means any Claim asserted against an Indemnitee by any Person who is not a Party or an Affiliate of a Party.

(12)	“Vendor Indemnitees” means the Representatives of the Vendor, and related Persons.

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7.2 Indemnification by the Vendor.

(1)	In addition to any other indemnification provided by the Vendor contained in this Agreement and subject to this Article 7, the Vendor shall indemnify and save harmless the Purchaser and, to the extent named or involved in any Third Party Claim, the Purchaser Indemnitees from, and shall pay to the Purchaser and the Purchaser Indemnitees, on demand, the amount of any and all Losses, as a result of or arising in connection with:

(a)	any inaccuracy of or any breach of any representation or warranty made by the Vendor in this Agreement or in any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement;

(b)	to the extent not performed or waived prior to Closing any breach or non-performance by the Vendor of any covenant or other obligation contained in this Agreement or in any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement;

(c)	the ownership of the Purchased Assets up to the Effective Time;

(d)	any breach or alleged breach of any Contract by the Vendor which occurred prior to the Closing Date or any such breach which occurs after the Closing Date but arises out of a continuation of a course of conduct which commenced prior to the Closing Date; and

(e)	any Claim by any Person for brokerage or finder’s fees, commission or similar payments based on any agreement or understanding made or alleged to have been made by any such Person with the Vendor (or any Person acting on its behalf) in connection with the Transaction.

(2)	Neither the Purchaser nor any Purchaser Indemnitee has any claim or other recourse against the Vendor, nor does the Vendor or any Vendor Indemnitee have any liability in connection with any breach of any representation, warranty or covenant of the Vendor in this Agreement or any transaction documents, which relates to actions or matters arising during the Interim Period and which breach was committed by the Vendor as a result of written instructions received from the Purchaser (or any of its representatives).

7.3 Indemnification by the Purchaser. In addition to any other indemnification provided by the Purchaser contained in this Agreement and subject to this Article 7, the Purchaser shall indemnify and save harmless the Vendor and, to the extent named or involved in any Third Party Claim, the Vendor Indemnitees from, and shall pay to the Vendor and the Vendor Indemnitees, on demand, the amount of any and all Losses as a result of or arising in connection with:

(1)	any inaccuracy of or any breach of any representation or warranty made by the Purchaser in this Agreement or in any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement;

(2)	to the extent not performed or waived prior to Closing any breach or non-performance by the Purchaser of any covenant or other obligation contained in this Agreement or in any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement; and

(3)	any Claim by any Person for brokerage or finder’s fees, commission or similar payments based on any agreement or understanding made or alleged to have been made by any such Person with the Purchaser (or any Person acting on its behalf) in connection with the Transaction.

7.4 Thresholds and Limitations.

(1)	Subject to Section 7.4(4), the obligation of the Vendor to indemnify the Purchaser and the Purchaser Indemnitees pursuant to Section 7.2 and the Purchaser’s obligation to indemnify the Vendor and the Vendor Indemnitees pursuant to Section 7.3 are applicable only if the aggregate of all those Losses suffered or incurred by the Purchaser and the Purchaser Indemnitees, on the one hand, or by the Vendor and the Vendor Indemnitees, on the other hand, as applicable, is in excess of $50,000 Subject to Section 7.4(2), if the aggregate of all those Losses suffered or incurred by the Purchaser and the Purchaser Indemnitees exceeds that amount, the Vendor shall be obliged to indemnify the Purchaser and the Purchaser Indemnitees for all of those Losses, including the Losses up to and including that amount. Subject to Section 7.4(3), if the aggregate of all those Losses suffered or incurred by the Vendor and the Vendor Indemnitees exceeds that amount, the Purchaser shall be obliged to indemnify the Vendor and the Vendor Indemnitees for all of those Losses, including the Losses up to and including that amount.

(2)	The maximum aggregate liability of the Vendor for Losses pursuant to Sections 7.2 is not to exceed the Purchase Price.

(3)	The maximum aggregate liability of the Purchaser for Losses pursuant to Section 7.3 is not to exceed the Purchase Price.

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(4)	The provisions of Section 7.4 do not apply in respect of:

(a)	any inaccuracy or breach of a representation or warranty involving fraud, fraudulent misrepresentation or intentional misrepresentation; or

(b)	to the extent not performed or waived prior to Closing, any breach or non-performance by the Vendor of any covenant or other obligation to be performed by it that is contained in this Agreement or in any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement.

7.5 Notice of Claim.

(1)	An Indemnitee, promptly on becoming aware of any circumstances that have given or could give rise to a Third Party Claim or a Direct Claim, shall give an Indemnification Notice of those circumstances to its Indemnitees Representative and to the applicable Indemnitor or Indemnitors. The Indemnification Notice will specify whether the Losses arise as a result of a Third Party Claim or a Direct Claim, and will also specify with reasonable particularity (to the extent the information is available) the factual basis for the Claim and the amount of the Losses, if known.

(2)	The failure to give, or delay in giving, an Indemnification Notice does not relieve the Indemnitor of its obligations except and only to the extent of any prejudice caused to the Indemnitor by that failure or delay.

(3)	Provided that the Indemnitee gives an Indemnification Notice of the Claim to the Indemnitor on or prior to the expiry of the applicable time period related to that representation and warranty or covenant, as the case may be, set out in Sections 5.4 and 5.5, liability of the Indemnitor for that representation, warranty or covenant will continue in full force and effect until the final determination of that Claim.

7.6 Third Party Claims.

(1)	The Indemnitor has the right, by notice to the applicable Indemnitees Representative given not later than 30 days after receipt of the Indemnification Notice, to assume control of the defence, compromise or settlement of the Third Party Claim provided that

(a)	the Third Party Claim involves only money damages and does not seek any injunctive or other equitable relief;

(b)	if the named parties in any Third Party Claim include both the Indemnitor and the Indemnitee, representation by the same counsel would, in the judgment of the Indemnitee, still be appropriate notwithstanding any actual or potential differing interests between them (including the availability of different defences); and

(c)	settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the judgment of the Indemnitee, likely to establish a precedent, custom or practice adverse to the continuing business interest of the Indemnitee.

(2)	On the assumption of control by the Indemnitor, it is conclusively established for purposes of this Agreement that the Third Party Claim is within the scope of, and is subject to, the indemnification pursuant to this Article 7, and:

(a)	the Indemnitor will actively and diligently proceed with the defence, compromise or settlement of the Third Party Claim at the Indemnitor’s sole cost and expense, including the retaining of counsel reasonably satisfactory to the Indemnitees Representative;

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(b)	the Indemnitor will keep the Indemnitees Representative fully advised with respect to the defence, compromise or settlement of the Third Party Claim (including supplying copies of all relevant documents promptly as they become available) and will arrange for its counsel to inform the Indemnitees Representative on a regular basis of the status of the Third Party Claim;

(c)	the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defence of the Third Party Claim (provided the Indemnitor shall continue to control that defence); and

(d)	the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless consented to by the Indemnitees Representative (which consent may not be unreasonably or arbitrarily withheld, delayed or conditioned).

(3)	Provided all the conditions set forth in Section 7.6(1) are satisfied and the Indemnitor is not in breach of any of its obligations under Section 7.6(2), each of the Indemnitee and its Indemnitees Representative will, at the expense of the Indemnitor, co-operate with the Indemnitor and use its best efforts to make available to the Indemnitor all relevant information in its possession or under its control (provided that it does not cause the Indemnitee or its Indemnitees Representative to breach any confidentiality obligations) and will take such other steps as are, in the reasonable opinion of counsel for the Indemnitor, necessary to enable the Indemnitor to conduct that defence, provided always that:

(a)	no admission of fault may be made by or on behalf of the Purchaser or any Purchaser Indemnitee without the prior written consent of the Purchaser;

(b)	no admission of fault may be made by or on behalf of the Vendor or any Vendor Indemnitee without the prior written consent of the Vendor; and

(c)	the Indemnitee and its Indemnitees Representative are not obligated to take any measures which, in the reasonable opinion of the Indemnitee’s legal counsel, could be prejudicial or unfavourable to the Indemnitee.

(4)	If (i) the Indemnitor does not give the relevant Indemnitees Representative the notice provided in Section 7.6(1), (ii) any of the conditions in Section 7.6(1) are unsatisfied, or (iii) the Indemnitor breaches any of its obligations under Sections 7.6(2) or 7.6(3), the applicable Indemnitees Representative may assume control of the defence, compromise or settlement of the Third Party Claim as in its sole discretion may appear advisable, and is entitled to retain counsel as in its sole discretion may appear advisable, the whole at the Indemnitor’s sole cost and expense. Any settlement or other final determination of the Third Party Claim will be binding on the Indemnitor. The Indemnitor will, at its sole cost and expense, cooperate fully with the Indemnitee and its Indemnitees Representative and use its best efforts to make available to the Indemnitee and its Indemnitees Representative all relevant information in its possession or under its control and take such other steps as are, in the reasonable opinion of counsel for the Indemnitee, necessary to enable the Indemnitee to conduct the defence. The Indemnitor will reimburse the Indemnitee and its Indemnitees Representative promptly and periodically for the costs of defending against the Third Party Claim (including legal fees and expenses), and will remain responsible for any Losses the Indemnitee and its Indemnitees Representative may suffer resulting from, arising out of or relating to the Third Party Claim to the fullest extent provided in this Article 7.

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7.7 Direct Claims. Following receipt of an Indemnification Notice in respect of a Direct Claim, the Indemnitor has 60 days to make such investigation of the Direct Claim as is considered necessary or desirable. For the purpose of that investigation, the Indemnitee shall make available to the Indemnitor the information relied on by the Indemnitee to substantiate the Direct Claim, together with such information as the Indemnitor may reasonably request. If the Parties agree at or prior to the expiry of this 60 day period (or prior to the expiry of any extension of this period agreed to by the Parties) as to the validity and amount of that Direct Claim, the Indemnitor shall immediately pay to the Indemnitee the full amount as agreed to by the Parties of the Direct Claim. For clarity, the Purchaser is deemed to have incurred or suffered Losses as of and from the Closing Date as a consequence of any reduction in the value of the Purchased Assets resulting from an inaccuracy or breach of any representation or warranty by the Vendor or any breach or non-fulfillment by the Vendor of any of its covenants or obligations under this Agreement.

7.8 Waiver. The Indemnitor waives any right it may have to require an Indemnitee to proceed against or enforce any other right, power, remedy or security or to claim payment from any other Person before claiming under the indemnity provided for in this Article 7. It is not necessary for an Indemnitee to incur expense or make payment before enforcing that indemnity.

7.9 Duty to Mitigate and Subrogation.

(1)	Nothing in this Agreement in any way restricts or limits the general obligation under Applicable Law of an Indemnitee to mitigate any loss which it may suffer or incur by reason of a breach by an Indemnitor of any representation, warranty, covenant or obligation of the Indemnitor under this Agreement or in any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement.

(2)	The Indemnitee shall, to the extent permitted by Applicable Law, subrogate its rights relating to any Third Party Claim to the Indemnitor and shall make all counterclaims and implead all third Persons as may be reasonably required by the Indemnitor, the whole at the cost and expense of the Indemnitor.

7.10 Obligation to Reimburse.

(1)	The Indemnitor shall reimburse to the Indemnitee the amount of any Losses, as of the later of (i) date that the Indemnitee incurs any such Losses and (ii) the date of demand by the Indemnitee, together with interest thereon from that date until payment in full, at the rate per annum equal to the prime lending rate of the Bank of Montreal from time to time plus 5%, that payment being made without prejudice to the Indemnitor’s right to contest the basis of the Indemnitee’s Claim for indemnification.

(2)	The amount of any and all Losses under this Article 7 are to be determined net of any amounts recovered or recoverable by the Indemnitee under insurance policies, indemnities, reimbursement arrangements or similar contracts with respect to those Losses. The Indemnitee shall take all appropriate steps to enforce that recovery. Each Party waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses.

(3)	If an Indemnitee is subject to Tax in respect of the receipt of an amount pursuant to this Article 7, after taking into account any offsetting deduction or tax credit available in respect of the applicable Losses, then the amount payable by the Indemnitor will be increased by an amount (the “Increased Amount”) such that the Indemnitee will be in the same position after paying Tax on the amount received hereunder, including any Taxes payable on the Increased Amount, as the Indemnitee would have been in had the Losses giving rise to that payment not arisen and had that amount not been payable.

(4)	If any payment (the “Payment”) made pursuant to this Article 7 is subject to GST/HST or is deemed by the ETA or any similar provision of any Applicable Law to be inclusive of GST/HST, the Indemnitor will pay to the Indemnitee, in addition to the Payment, an amount equal to the GST/HST in connection with that Payment and that additional amount.

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7.11 Exclusivity. Unless otherwise provided in this Agreement or any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement, the provisions of this Article 7 constitute the sole remedy available to the Vendor and the Purchaser to any Claim for breach of covenants, representation, warranty or other obligation or provision of this Agreement or any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement (other than a Claim for specific performance or injunctive relief) and to any and all other indemnities provided in this Agreement or in any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement.

7.12 Exceptions to Indemnification. Neither the Purchaser nor any Purchaser Indemnitee has any claim or other recourse against the Vendor nor does the Vendor or any Vendor Indemnitee have any liability in connection with any breach of any representation, warranty or covenant of the Vendor in this Agreement or any Transaction Documents, which relate to actions or matters arising during the Interim Period and which breach was committed by the Vendor as a result of written instructions received from the Purchaser (or any of its Representatives).

7.13 Set-Off. A Party is entitled to set-off any Losses subject to indemnification under this Agreement or in any contract, agreement, instrument, certificate or other document delivered pursuant to this Agreement against any other amounts payable by the Party to the other party whether under this Agreement or otherwise.

7.14 Trust and Agency. The Purchaser accepts each indemnity in favour of any of the Purchaser Indemnitees that is not a Party as agent and trustee of that Purchaser Indemnitee and may enforce any such indemnity in favour of that Purchaser Indemnitee on behalf of that Purchaser Indemnitee. The Vendor accepts each indemnity in favour of any of the Vendor Indemnitees as agent and trustee of that Vendor Indemnitee and may enforce any such indemnity in favour of that Vendor Indemnitee on behalf of that Vendor Indemnitee.

ARTICLE 8

GENERAL

8.1 Confidentiality of Information.

(1)	For the purposes of this Section 8.1, “Confidential Information” of a Party at any time means all information relating to that Party which at the time is of a confidential nature (whether or not specifically identified as confidential), is known or should be known by the other relevant Party or its Representatives as being confidential, and has been or is from time to time made known to or is otherwise learned by the relevant other Party or any of its Representatives as a result of the matters provided for in this Agreement, and includes:

(a)	the existence and the terms of this Agreement and of any other contract, agreement, instrument, certificate or other document to be entered into as contemplated by this Agreement;

(b)	a Party’s business records;

(c)	all Personal Information;

(d)	all information and documentation with respect to the Purchased Assets provided by the Vendor to the Purchaser and its Representatives, including all notes, analyses, compilations, studies, summaries and other material prepared by the Purchaser and its Representatives as a result of the information or documentation; and

(e)	all copies of documents and data retained by the Vendor pursuant to Section 6.1(2).

Notwithstanding the foregoing, Confidential Information does not include any information that at the time has become generally available to the public other than as a result of a disclosure by the other Party or any of its Representatives, any information that was available to the other Party or its Representatives on a non-confidential basis before the date of this Agreement or any information that becomes available to the other Party or its Representatives on a non-confidential basis from a Person (other than the Party to which the information relates or any of its Representatives) who is not, to the knowledge of the other Party or its Representatives, otherwise bound by confidentiality obligations to the Party to which the information relates in respect of the information or otherwise prohibited from transmitting the information to the other Party or its Representatives.

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(2)	Each Party shall (and shall cause each of its Representatives to) hold in strictest confidence and not use in any manner, other than as expressly contemplated by this Agreement, all Confidential Information of the other Parties.

(3)	Section 8.1(2) shall not apply to the disclosure of any Confidential Information where that disclosure is required by Applicable Law. In that case, the Party required to disclose (or whose Representative is required to disclose) shall, as soon as possible in the circumstances, notify the other Parties of the requirement of the disclosure including the nature and extent of the disclosure and the provision of Applicable Law pursuant to which the disclosure is required. To the extent possible, the Party required to make the disclosure shall, before doing so, provide to the other Parties the text of any disclosure. On receiving the notification, the other Parties may take any reasonable action to challenge the requirement, and the affected Party shall (or shall cause the applicable Representative to), at the expense of the other Parties, assist the other Parties in taking that reasonable action. Notwithstanding the foregoing, no disclosure shall be made of the amount of the Purchase Price, unless and to the extent required by Applicable Law.

(4)	Following the termination of this Agreement in accordance with the provisions of Section 4.3, each Party shall (and shall cause each of its Representatives to) promptly, on a request from any other Party, return to the requesting Party all copies of any tangible items (other than this Agreement), if any, that are or that contain Confidential Information of the requesting Party, except that if the Party so obligated to return Confidential Information or its Representatives have prepared notes, analyses, compilations, studies or summaries containing or concerning any Confidential Information, then that Party may, instead of returning the notes, analyses, compilations, studies or summaries, destroy them and provide a certificate to that effect to the requesting Party.

8.2 Expenses. Each Party shall pay all expenses (including Taxes imposed on those expenses) it incurs in the authorization, negotiation, preparation, execution and performance of this Agreement and the Transactions, including all fees and expenses of its legal counsel, bankers, investment bankers, brokers, accountants or other representatives or consultants.

8.3 Best Efforts. In this Agreement, unless specified otherwise, an obligation of any Party to use its best efforts to obtain any Approval does not require the Party to make any payment to any Person for the purpose of procuring the Approval, except for payments for amounts due and payable to that Person, payments for incidental expenses incurred by that Person and payments required by any Applicable Law.

8.4 No Third Party Beneficiary. Except as provided for in Section 7.14, this Agreement is solely for the benefit of the Parties and no third party accrues any benefit, claim or right of any kind pursuant to, under, by or through this Agreement.

8.5 Entire Agreement. This Agreement together with the other Transaction Documents delivered at Closing constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and the other Transaction Documents and supersede all prior correspondence, agreements, negotiations, discussions and understandings, written or oral. Except as specifically set out in this Agreement or the other Transaction Documents, there are no representations, warranties, conditions or other agreements or acknowledgements, whether direct or collateral, express or implied, written or oral, statutory or otherwise, that form part of or affect this Agreement or the other Transaction Documents or which induced any Party to enter into this Agreement or the other Transaction Documents. No reliance is placed on any representation, warranty, opinion, advice or assertion of fact made either prior to, concurrently with, or after entering into, this Agreement or any other Transaction Document, or any amendment or supplement hereto or thereto, by any Party to this Agreement or any other Transaction Documents or its Representatives, to any other Party or its Representatives, except to the extent the representation, warranty, opinion, advice or assertion of fact has been reduced to writing and included as a term in this Agreement or that other Transaction Document, and none of the parties to this Agreement or any other Transaction Document has been induced to enter into this Agreement or any other Transaction Documents or any amendment or supplement by reason of any such representation, warranty, opinion, advice or assertion of fact. There is no liability, either in tort or in contract, assessed in relation to the representation, warranty, opinion, advice or assertion of fact, except as contemplated in this Section.

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8.6 Estimates, Projections and Data Room Materials.

(1)	In connection with its investigation of the Purchased Assets, the Purchaser has received certain estimates, projections and other forecasts as well as business plan and budget information (collectively, “Forward-Looking Information”) from the Vendor. The Purchaser acknowledges that (i) there are uncertainties inherent in creating the Forward-Looking Information, (ii) the Purchaser takes full responsibility for making its own evaluation of the adequacy and accuracy of the Forward-Looking Information (including the reasonableness of any underlying assumptions), and (iii) the Purchaser has no claim again the Vendor with respect to the Forward-Looking Information. Without limiting the generality of the foregoing, neither the Vendor nor any Person acting for or on behalf of the Vendor will have or be subject to any liability to the Purchaser or any Purchaser Indemnitees resulting from the distribution to Purchaser, or Purchaser’s use of the Confidential Information or any information, document, or material made available to Purchaser in the Data Room, management presentations, any other form or otherwise in anticipation of the Transactions.

(2)	The Vendor does not make any representation or warranty with respect to the Forward-Looking Information or any other information provided in the Data Room or pursuant to any management presentation or otherwise, except as expressly provided in this Agreement or in the Transaction Documents, and the Purchaser acknowledges that it is not relying on such information in any manner whatsoever. By the Closing Date, the Purchaser will have conducted, to its satisfaction, an independent investigation of the Purchased Assets for the determination of completing the Transactions, and if the Purchaser chooses to complete the Transactions, the Purchaser acknowledges that it has relied solely on the results of its own independent investigation and the representations and warranties of the Vendor set out in Section 5.1.

8.7 Non-Merger. Except as otherwise provided in this Agreement, the covenants, representations and warranties set out in this Agreement do not merge but survive Closing and, notwithstanding such Closing or any investigation by or on behalf of a Party, continue in full force and effect. Closing does not prejudice any right of one Party against another Party in respect of any remedy in connection with anything done or omitted to be done under this Agreement.

8.8 Time of Essence. Time is of the essence of this Agreement.

8.9 Amendment. This Agreement may be supplemented, amended, restated or replaced only by written agreement signed by each Party.

8.10 Waiver of Rights. Any waiver of, or consent to depart from, the requirements of any provision of this Agreement is effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement operates as a waiver of that right. No single or partial exercise of any such right precludes any other or further exercise of that right or the exercise of any other right.

8.11 Jurisdiction. The Parties irrevocably and unconditionally attorn to the exclusive jurisdiction of the courts of the Province of British Columbia sitting in Vancouver in respect of all disputes arising out of, or in connection with, this Agreement, or in respect of any legal relationship associated with it or derived from it.

8.12 Governing Law. This Agreement is governed by, and interpreted and enforced in accordance with, the laws of the Province of British Columbia and the laws of Canada applicable therein.

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8.13 Notices.

(1)	Any notice, demand or other communication (in this Section 8.13, a “notice”) required or permitted to be given or made under this Agreement must be in writing and is sufficiently given or made if delivered by email:

in the case of a notice to the Vendor, addressed to it at:

Lexaria CanPharm ULC

#100, 740 McCurdy Road

Kelowna, BC V1X 2P7

Attention:         Christopher Bunka

Email:                 cbunka@lexariabioscience.com

with a copy (not constituting notice) to:

Borden Ladner Gervais LLP

1900, 520 3rd Avenue S.W.

Calgary, Alberta T2P 0R3

Attention:         Louise Lee

Email:                 lolee@blg.com

and in the case of a notice to the Purchaser, addressed to it at:

Hill Street Beverage Company Inc.

480 University Avenue, Suite 1401

Toronto, ON M5G 1V2

Attention:         Terry Donnelly

Email:                 terry@hillstreetbevco.com

with a copy (not constituting notice) to:

Torkin Manes LLP

151 Yonge Street, Suite 1500

Toronto, ON M5C 2W7

Attention:         James Leech

Email:                 jleech@torkinmanes.com

(2)	Any notice sent in accordance with this Section 8.13 is deemed to have been received if delivered prior to or during normal business hours on a Business Day in the place where the notice is received, on the date of delivery, otherwise, the next Business Day.

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8.14 Assignment. No Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its rights or obligations under this Agreement to any Person.

8.15 Further Assurances. Each Party shall promptly do, execute, deliver or cause to be done, executed or delivered all further acts, documents and matters in connection with this Agreement that any other Party may reasonably require, for the purposes of giving effect to this Agreement.

8.16 Severability. If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, that provision will, as to that jurisdiction, be ineffective only to the extent of that restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement, without affecting the validity or enforceability of that provision in any other jurisdiction and, if applicable, without affecting its application to the other Parties or circumstances. The Parties shall engage in good faith negotiations to replace any provision which is so restricted, prohibited or unenforceable with an unrestricted and enforceable provision, the economic effect of which comes as close as possible to that of the restricted, prohibited or unenforceable provision which it replaces.

8.17 Successors. This Agreement is binding on, and enures to the benefit of, the Parties and their respective successors.

8.18 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together constitute one agreement. Delivery of an executed counterpart of this Agreement by facsimile or transmitted electronically in legible form, including in a tagged image format file (TIFF) or portable document format (PDF), shall be equally effective as delivery of a manually executed counterpart of this Agreement.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date first above written.

LEXARIA CANPHARM ULC

By:
Christopher Bunka
Chief Executive Officer

By:
John Docherty
President

HILL STREET BEVERAGE COMPANY INC.

By:
Terence Donnelly
Chairman & Chief Executive Officer

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SCHEDULE 2.1

PURCHASED ASSETS

•	Second Amended and Restated Technology License Agreement dated October 31, 2020 between Lexaria Bioscience Corp. and Lexaria CanPharm ULC (the “Lexaria Technology License”).

•	Definitive Trademark License Agreement effective February 1, 2018 between Lexaria Bioscience Corp. and Lexaria CanPharm ULC. (the “Lexaria Trademark License”).

•	The following third party licenses (the “Third Party Licenses”) and all revenues earned and produced from the Third Party Licenses beginning on the day after the date of Closing of this Agreement or October 31 2020, whichever is later:

o	Intellectual Property License #2018CD01 dated January 25, 2018 granted by Lexaria CanPharm Corp. (the predecessor of Lexaria CanPharm ULC) to Cannfections Group Inc.

o	Intellectual Property License Agreement dated January 16, 2020 between Lexaria CanPharm ULC and Trinidad Consulting LLC dba Cannadips.

o	Intellectual Property License Agreement dated July 23, 2019 between Lexaria CanPharm ULC and Hill Street Beverage Company Inc.

o	Intellectual Property License dated April 24, 2018 granted by Lexaria Bioscience Corp. to Nuka Enterprises, LLC as amended and assigned by Lexaria Bioscience Corp. to Lexaria CanPharm ULC on May 15, 2019.

•	Joint Venture Agreement dated as of July 23, 2019 between Lexaria CanPharm ULC and Hill Street Beverage Company Inc.

•	All batch records and formulation spreadsheets related to the Third Party Licenses, together with all research and development relating to product formulations and recipes related to the Licensed Intellectual Property whether such work was conducted in connection with the obligations of the Third Party Licenses or non-binding letters of intent, provided that the Vendor shall not be obligated to provide any such information which is not the subject of a Third Party License forming part of the Purchased Assets and which remains confidential pursuant to an active non-disclosure agreement;

•	sales records, marketing materials and customer databases;

•	Technical, consulting, marketing and formulation services for up to 200 hours (the “Purchased Hours”) designated as follows:

o	Up to a maximum of 50 hours designated to in-person training within a designated facility of the Purchaser located within the Province of Ontario;

o	Up to a maximum of 25 hours designated to in-person training within the Health Canada licensed laboratory of Lexaria Bioscience Corp. located at 100 – 740 McCurdy Road, Kelowna, BC V1X 2P7, whereby the Purchaser shall be solely responsible for all travel, dining and accommodation expenses, as applicable, for such in-person training;

o	The remaining 125 hours shall be provided by the Vendor via email, telephone or video conference.

The Purchased Hours shall be accounted for by the applicable Lexaria Bioscience Corp. employee or independent contractor by way of noting the date and time spent on the Purchaser’s request or question. The Vendor shall advise the Purchaser when there are only 20 hours of the Purchased Hours remaining. Upon completion of the Purchased Hours, the Vendor shall not longer have any obligation to provide technical, consulting, marketing or formulation services to the Purchaser, other than any training necessary to allow the Purchaser to incorporate any improvements to the Licensed Technology.

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SCHEDULE 2.3(2)(e)

LIMITED LICENSE AGREEMENT

This Limited License Agreement (this “Agreement”) dated as ______________ of 20       (the “Effective Date”) is made by and between Hill Street Beverage Company Inc., an Ontario incorporated company with offices at 480 University Avenue, Suite 1401, Toronto, ON M5G 1V2 (the “LICENSOR”) and Lexaria CanPharm ULC, a British Columbia unlimited liability corporation with offices at #100 – 740 McCurdy Road, Kelowna, British Columbia, V1X 2P7, Canada (together with its successors and assigns the “LICENSEE”). LICENSOR and LICENSEE are sometimes referred to individually herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS certain capitalized terms not otherwise defined below are defined in Exhibit D herein;

WHEREAS, LICENSEE has been engaged in the business of researching, developing, manufacturing, and selling consumer and/or therapeutic products for human and/or animal use which contain cannabis ingredients containing 0.3% or more tetrahydrocannabinol (“THC”);

WHEREAS, LICENSOR has been issued a license from Lexaria Bioscience Corp., being the indirect owner of certain intellectual property and technology related to, including but not limited to, the development, testing, and manufacturing process for THC infused products (the “Technology”) and further has been issued the right to sublicense the Technology to parties who wish to utilize the Technology with respect to products that incorporate 0.3% or more THC; which Technology is more specifically described in Exhibit A;

WHEREAS, LICENSEE wishes to utilize the Technology of LICENSOR (which shall include any Licensor’s Improvements, as defined in Section 3) c), and LICENSOR desires for LICENSEE to utilize the Technology with ingredients containing 0.3% or greater of THC to create, manufacture and/or sell consumer products as of the Effective Date (together or separately, the “End Products”), as further described in Exhibit B, subject to the terms and conditions set forth herein. Such End Products shall only be distributed and/or sold by LICENSEE or a Related Entity, as defined in Section 1) a)) below, in compliance with all applicable laws and licensing requirements within the Territory as is permitted by this Agreement or an addendum to this Agreement to sell or distribute the End Products; and

WHEREAS, the Parties intend and desire for these recitals to be incorporated into the Agreement, and to be bound by any representations or obligations contained therein.

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties contained in this Agreement, the Parties hereto agree as follows:

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AGREEMENT

1)

License of Technology: Subject to the terms and conditions of this Agreement, LICENSOR hereby grants to LICENSEE a limited license (as defined in Section 2 below), to use the Technology to develop, test, make, sell, offer for sale and distribute the End Products during the Term of this Agreement.

a)

Limited Ability to Sub-license: LICENSEE is expressly permitted to sub-license its license to use the Technology to Related Entities (all as defined in Exhibit D), without LICENSOR’s consent; provided, however, that LICENSEE may sub-license its license to one Person per country of the Territory per End Product Line as defined in Schedule B, to perform contract manufacturing for LICENSEE (a “Contract Manufacturer”) so long as LICENSEE notifies LICENSOR of the name and address of such manufacturer prior to any sub-license. At the request of LICENSEE, LICENSOR shall have the option of acting as the LICENSEE’s Contract Manufacturer for the production of End Products in Canada for the sole purpose of exportation outside of Canada and the US, at terms to be negotiated by the Parties at the time of the request. Any Contract Manufacturer must agree in writing to all obligations of LICENSEE hereunder, including those relating to confidentiality and non-use regarding both Parties’ Confidential Information. The LICENSEE shall have the right, in its sole and absolute discretion to terminate a Contract Manufacturer at any time and replace such Contract Manufacturer. In the event that LICENSEE performs one or more of its obligations under this Agreement through a Related Entity or Contract Manufacturer, then LICENSEE shall at all times be responsible for the performance by such Related Entity or Contract Manufacturer of LICENSEE’s obligations hereunder. The LICENSEE shall not have any additional rights to sub-license the license to use the Technology unless the LICENSOR provides its prior written approval to such sub-license.

b)

Active Substances: Nothing in this Agreement, with respect to the specific license being granted by the LICENSOR to the LICENSEE therein, infers applicability of the Technology by LICENSEE for enabling active substance incorporation and potentiation in LICENSEE’s End Products, other than those End Products derived from cannabis or hemp and containing 0.3% or greater THC. LICENSEE is prohibited from developing, manufacturing or selling in its Territory, any End Product that is marketed as the following types of products: (i) a fat soluble vitamin product for vitamins A, D, E, and/or K, whether in their natural or synthetic forms, (ii) a Non-Steroidal Anti Inflammatory (NSAID) product which contains acetaminophen, ibuprofen, acetylsalicylic acid, diclofenac, indomethacin, and piroxicam, or substances similar thereto; or (iii) a nicotine or nicotine analog product and any other active substance not specifically named and allowed within this Agreement. Certain cannabinoids are thought to deliver anti-inflammatory benefits which benefits ARE permitted under this Agreement if delivered through the cannabinoids described as the End Products; and are only prohibited if delivered through NSAIDs’ as described in this section.

2)	Non-Exclusivity. LICENSEE will have the following rights to research, develop, produce and sell the End Products for the Term in the Territory using the Technology licensed pursuant to this Agreement.

a)

In the Territory: Non-Exclusive rights from the Effective Date until the expiry of the Term, allowing LICENSEE the non-exclusive ability to continue to manufacture the End Products directly or through its Related Entity or Contract Manufacturer in the Territory for the balance of the term of this Agreement as per Section 4.

b)

LICENSOR’s Products: LICENSOR shall not be prohibited from licensing or similar arrangements with respect to the Technology. LICENSOR is expressly permitted to utilize the Technology on any basis it chooses, at any time, for producing and commercializing its own products under the terms of the Asset Purchase Agreement it effected with LICENSEE dated November 18, 2020.

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3)

Rights and Obligations Related to the Technology. Except as expressly provided in this section or elsewhere in this Agreement, neither Party will be deemed by this Agreement to have been granted any license or other rights to the other Party’s products, information or other intellectual property rights, either expressly or by implication, estoppel or otherwise.

a)

LICENSOR Intellectual Property: LICENSOR, via its license from Lexaria Bioscience Corp., retains its full, absolute, and complete rights to all processes covered or described in all of the issued patents and patent applications filed prior to the date of this Agreement as listed in the attached Exhibit A in connection with the enhancement of 0.3% or greater THC End Products, and any future continuations, continuations in part or divisional applications filed thereto, including but not limited to the US Provisional patent applications, US Utility patent application, and the International patent application, that comprise the Technology (collectively “Licensor IP”), unless LICENSOR or Lexaria Bioscience Corp. allows these applications to abandon or lapse, or otherwise fails to protect the Technology. Except as expressly provided for in Section 2, nothing in this Agreement or in the conduct of the Parties shall be interpreted as preventing LICENSOR from granting to any other person a license for use of the Licensor IP or from using the Licensor IP in any manner whatsoever outside of the use for drug, pharmaceutical, or biopharmaceutical purposes which is not permitted.

b)

LICENSEE Intellectual Property: Any intellectual property resulting solely from LICENSEE’s work, know-how, or development that does not include nor rely upon the Licensor IP or jointly owned intellectual property, as described in this Agreement, shall be owned by LICENSEE (“Licensee IP”).

c)	Improvements:

i)

LICENSOR Improvements: The entire right and title to the Technology, whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from Licensor IP and which are improvements thereto by LICENSOR or any Related Entity of the LICENSOR, and such associated employees or others acting for LICENSOR’s or LICENSOR’s Related Entity’s behalf shall be owned solely by LICENSOR or such Related Entity of LICENSOR as designated by LICENSOR (in any such case the “Licensor Improvements”) and all costs associated with creation, filing and prosecution of any patent applications related thereto shall be borne by LICENSOR. If LICENSOR develops any Licensor Improvements, LICENSOR will promptly provide LICENSEE with written notice of such Licensor Improvements. Following receipt of notice of such Licensor Improvements, LICENSEE or any LICENSEE Related Entities shall have the right to utilize said Licensor Improvements during the Term of this Agreement (and any renewal terms).

ii)

LICENSEE Improvements: Rights and title to improvements whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from Licensor IP and which are improvements thereto by LICENSEE, its employees or a Related Entity, as defined by this Agreement, shall be owned by the LICENSEE (“Licensee Improvements”) and all costs associated with creation, filing and prosecution of any patent applications related thereto shall be borne by LICENSEE. In respect to such Licensee Improvements, LICENSOR grants LICENSEE a license to use the underlying intellectual property supporting any such improvement for so long as this Agreement remains in effect (including any renewal terms) and LICENSOR agrees to negotiate in good faith, terms of a license renewal after the end of the Term of this Agreement and any renewal terms per Section 4. a). If LICENSEE develops any Licensee Improvements, LICENSEE will promptly provide LICENSOR with written notice of such Licensee Improvements to validate LICENSEE’S claim to Licensee Improvements. Following receipt of notice of such Licensee Improvements, LICENSOR shall have the exclusive option during the Term of this Agreement (and any renewal terms) to purchase or license from LICENSEE the Licensee Improvements for LICENSOR’s use, or for the use by LICENSOR’s Related Entities, upon mutually agreeable terms and conditions that the parties shall negotiate in good faith.

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iii)

Joint Improvements: Rights and title to the Technology, whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from Licensor IP and which are improvements thereto by both LICENSOR and LICENSEE shall be jointly owned intellectual property by LICENSOR and LICENSEE and all costs associated with creation, filing and prosecution of any patent applications related thereto shall be shared equally by LICENSOR and LICENSEE subject to 3) e) below.

iv)

Improvements; Assignment. LICENSEE and LICENSOR hereby represent that all of their employees and other persons acting on their behalf in performing their respective obligations under this Agreement shall be obligated under a binding written agreement to assign, or as it shall direct, all Joint Improvements that include or rely on the Technology conceived or reduced to practice by such employees or other persons acting on their behalf in accordance with this Agreement to the benefit of LICENSOR or LICENSEE, as applicable.

v)	Improvements; Confidential Information. All Improvements shall constitute Confidential Information and shall be subject to the confidentiality provisions set forth in this Agreement.

d)	Inventions; Reporting:

i)

Upon making any invention that does not include or rely upon the Technology neither the LICENSOR nor the LICENSEE (in either such case the “Inventor”) will have any obligation to share such information of the invention with the other Party or inform the other Party of said invention, and the Inventor retains unrestricted rights and ability to use, assign, license, seek patent and other forms of intellectual property protection related to said invention. For the avoidance of doubt, any such new invention, development, technology, and/or intellectual property belongs solely to the Inventor.

e)	Jointly Owned Intellectual Property: If any patent applications are filed seeking to protect any Joint Improvements (“Jointly Owned IP”), each Party shall be named as joint inventors.

i)

Prosecution and Maintenance of Jointly Owned Patents. The Parties shall cooperate to cause the filing of one or more patent applications covering any such Jointly Owned IP. The Parties will mutually agree upon which of them shall be responsible for filing, prosecution and maintenance of Jointly Owned IP. The expenses of such filing, prosecution and maintenance shall be equally shared by the Parties unless one of the Parties assigns all of its rights to the other Party. Both Parties agree to assist the other Party in enforcing its rights in the Jointly Owned IP. The costs of any such assistance or cooperation will be borne by the requesting party.

ii)

Jointly Owned IP Rights. LICENSOR grants to LICENSEE or Related Entity of LICENSEE an exclusive, non-sub-licensable, fully-paid, royalty-free, perpetual license to any Jointly Owned IP. Further, LICENSEE grants to LICENSOR or Related Entity of LICENSOR an exclusive, non-sub-licensable, fully-paid, royalty-free, perpetual license to any Jointly Owned IP.

f)

No Challenge. LICENSEE expressly acknowledges and agrees that all rights in and to the Licensor IP shall remain vested in LICENSOR, and LICENSEE shall not assert any rights to the Licensor IP except as otherwise provided in this Section 3.

g)

Notice Requirements. To the extent required by applicable rules and regulations LICENSEE agrees that it will include such patent notices and other proprietary notices on all End Products or related materials that contain any Technology as may be reasonably required by regulators in order to give appropriate notice of all intellectual property rights therein or pertaining thereto.

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h)	Quality Control.

i)	LICENSEE agrees to maintain and preserve the quality of the Technology and to use the Technology in good faith and in a manner consistent with the uses approved herein.
ii)

LICENSEE shall (a) ensure that all End Products created under the Technology are developed, tested, promoted, manufactured and distributed in a professional manner in compliance with all generally accepted industry standards, and (b) comply in all material respects with any and all laws, rules and regulations that are applicable to the development, testing, promotion, manufacture and distribution of the End Products and such related materials.

i)

Prosecution and Maintenance. LICENSOR, directly or indirectly, shall be solely responsible for, and have control of, preparing, filing, prosecuting, obtaining, and maintaining the Technology (including Provisional Patent Applications and, if any, issued Patents). LICENSOR shall take such actions as it shall deem to be appropriate in its discretion in connection therewith and shall pay all costs and expenses incurred by it in connection with the foregoing activities.

j)

Infringement. If LICENSEE learns of any activity by a third party that might constitute an infringement of LICENSOR’s rights in any of the Technology, or if any third party asserts that LICENSEE’s use of the Technology constitutes unauthorized use or infringement, LICENSEE shall so notify LICENSOR.

k)	Enforcement.

i)

LICENSOR has the right, directly or indirectly, but not the obligation, to enforce its rights against any third-party infringement and to defend LICENSEE’s right to use the Licensor IP. If LICENSOR prosecutes any alleged infringement of the Licensor IP, or defends LICENSEE’s right to use the Licensor IP, LICENSOR shall control such litigation and shall bear the expense of such actions. LICENSEE shall make all reasonable efforts to assist LICENSOR therewith, including joining such action as a party plaintiff or providing such evidence and expert assistance as LICENSEE may have within its control, with all costs for such cooperation to be borne by LICENSOR. LICENSOR shall retain the award of any damages in this case. If LICENSOR chooses to not enforce against an alleged infringement, LICENSEE may itself enforce LICENSOR’s rights (and its own rights as a licensee) in the Technology, with all costs to be borne by LICENSEE. LICENSEE shall retain the award of any damages in this case.

ii)

LICENSOR has the right of examination of LICENSEE financial statements, production records, shipping and warehouse slips and statements if and as required to substantiate reported production and sales levels used to determine royalty levels. Any information provided to LICENSOR under this section is provided under strictest confidentiality and is subject to the confidentiality clauses of this Agreement.

4)	Term and Termination.

a)

Term and Renewal. This Agreement shall take effect upon the Effective Date and shall remain in effect until completion of the Term as defined in Exhibit D with any such renewals of the Term being subject to mutual agreement and upon terms and conditions to be negotiated based on the fair market value at that time.

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b)	Termination. This Agreement and the licenses granted hereunder may be terminated prior to the expiration of the Term of this Agreement as follows:

i)

This Agreement may be terminated by LICENSOR by written notice to LICENSEE upon the occurrence of any of the following: (i) failure to pay any license fees for more than thirty (30) days after they become due; (ii) LICENSEE’s violation of the provisions of Sections 7 and 9 or LICENSEE’s material breach of any other term of this Agreement, which breach is not cured within thirty (30) days after written notice of such breach from LICENSOR; (iii) failure of LICENSEE, or a Related Entity of LICENSEE, to maintain all required licenses and governmental authorizations required for the conduct of its business or to comply in all material respects with applicable laws; or (iv) LICENSEE ceases operations, makes a general assignment for the benefit of creditors, or is the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.

ii)

This Agreement may be terminated by LICENSEE by written notice to LICENSOR (i) in the event of material breach by LICENSOR of its obligations or representations and warranties under this Agreement, which breach is not cured within thirty (30) days after written notice of such breach from LICENSEE; or (ii) without cause and upon payment of the Severance Fee noted in Section 2 (c) and as set out in Exhibit C.

c)

End Product Termination Right. After the fourth anniversary of the Effective Date of this Agreement AND the payment in full of the Purchase Price for the Purchased Assets of the LICENSEE, all as defined and described in that certain Asset Purchase Agreement dated November 18, 2020 between the LICENSOR AND LICENSEE, the LICENSOR shall have the right, but not the obligation, to terminate the LICENSEE’s use of the Technology in connection with End Products designated as “Other Products” and “Capsules, Pills, Tablets and Melts” in Exhibit B, upon six (6) months’ written notice to LICENSEE.

d)

Effect of Termination. Except as provided for in Section 5, LICENSEE’s payment obligations shall extinguish if this Agreement is terminated. If the Agreement expires without any renewal thereof, then LICENSEE must immediately cease and desist all utilization of the Technology for any purpose whatsoever including to manufacture, distribute or sell End Products, except that LICENSEE may continue to distribute and sell End Products until all finished goods and raw materials inventory that pertain to the Technology have been sold and LICENSEE shall be obligated to pay LICENSOR any related License Fees (as defined in Section 5 for such sales. In any event, upon the natural future expiration of all pending and issued patents, as applicable, related to the Technology described herein the License Agreement shall expire and LICENSEE shall have no further payment obligations to LICENSOR.

e)

Survivability. This agreement in its entirety survives and remains in force if either Party is acquired by any unknown third party. In the event that either Party negotiates any such sale or acquisition, then it shall form a part of any such sale or acquisition agreement, that this Agreement remains binding upon the third party that is the purchaser or acquirer.

5)	Compensation and Payment.

a)

Until such time as the LICENSOR satisfies all of its obligations to pay the Purchase Price, the LICENSEE shall be granted a royalty free license to the use of the Technology within the Territory for the enhancement of the End Products.

b)

Subsequent to the LICENSOR’s complete payment of the Purchase Price, LICENSEE shall pay LICENSOR certain license fees as set forth in Exhibit C (collectively, the “License Fee”). The License Fee for a period shall be paid by LICENSEE to LICENSOR, in U.S. funds, by cheque or wire transfer of immediately available funds pursuant to the bank account identified by LICENSOR in advance of such payment. If LICENSEE materially breaches this Agreement, LICENSEE shall remain responsible for any License Fee payments due through the end of the calendar quarter during which such breach occurs. LICENSEE’s failure to pay any portion of the applicable License Fee or any reimbursable expenses when due will be a material breach of this Agreement by LICENSEE. If any payment due to LICENSOR under this Agreement is not paid within thirty (30) days following such Party’s written demand therefore, then such payment shall bear interest at the rate of one and one-half percent (1.5%) per month from the date such payment was originally due.

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6)	Obligations.

a)	Obligations of LICENSEE.

i)

LICENSEE shall be solely responsible for all costs of researching, producing and selling the End Products, including raw materials and labor. LICENSEE acknowledges and agrees that it is solely responsible as applicable for (i) procurement of cannabis extraction machinery, cannabis, cannabis oils, and other raw materials as required; (ii) compliance with all applicable laws relating to production and sale of cannabis products; and (iii) procurement and maintenance of all required licensing and permits and/or operating authorities, including proper zoning of production and distribution facilities.

b)	Obligations of LICENSOR.

i)

Upon execution of this Agreement, LICENSOR shall make the Technology and any additional documents or materials not yet provided as described in Section 1 otherwise necessary to effectuate the license of the Technology contemplated herein available for LICENSEE.

ii)

Upon request by LICENSEE, LICENSOR shall provide LICENSEE with onsite or remote consultation, management services or support in connection with LICENSEE’s implementation and use of the Technology (including Licensor Improvements) during the term of this Agreement, with reasonable costs and travel expenses paid for by LICENSEE.

7)	Representations and Warranties.

a)	Representations and Warranties of LICENSEE. LICENSEE represents and warrants to LICENSOR as follows:

i)	LICENSEE is a corporation duly organized and in good standing under the laws of British Columbia, Canada;
ii)

the execution, delivery and performance of this Agreement by LICENSEE has been duly authorized by all necessary action on the part of LICENSEE’s directors, managers and/or members and does not violate, conflict with, or require the consent or approval of any third party pursuant to any contract or legally binding obligation to which LICENSEE is subject;

iii)	this Agreement constitutes the valid and binding obligation of LICENSEE enforceable against LICENSEE in accordance with its terms;
iv)

LICENSEE is knowledgeable of the applicable laws and regulations of the Territory pertaining to the research, manufacture and distribution of the End Products, the use of cannabis and THC in the End Products and the use of the Technology and confirms that the LICENSEE is in compliance with such laws and regulations; and

v)

before LICENSEE begins to distribute and sell the End Products which use the Technology, LICENSEE will possess all required licenses, permits or operating authorities necessary for its operations and the manufacture and sale of the End Products as cannabis products and will be in compliance with all applicable laws and regulations.

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b)	Representations and Warranties of LICENSOR. LICENSOR represents and warrants to LICENSEE as follows:

i)	LICENSOR is a corporation duly organized and in good standing under the laws of Ontario, Canada at the time of entering this Agreement;
ii)	the execution, delivery and performance of this Agreement by LICENSOR has been duly authorized by all necessary action on the part of LICENSOR’s directors and officers and does not violate, conflict with, or require the consent or approval of any third party pursuant to any state or local law or regulation applicable to LICENSOR or any contract or legally binding obligation to which LICENSOR is subject;
iii)	this Agreement constitutes the valid and binding obligation of LICENSOR enforceable against LICENSOR in accordance with its terms; and
iv)	to the knowledge of the LICENSOR, the Technology and Licensed Patents do not infringe any third-party rights.

8)	Reliance. The LICENSEE acknowledges that the LICENSOR is relying on the representations and warranties of the LICENSEE in the provision of this license to the Technology.

9)

Confidentiality. At all times during the term of this Agreement (including any renewal term) and thereafter, each Party undertakes not to use or disclose and to otherwise keep confidential, any trade secrets or proprietary information, including, but not limited to the Technology and other intellectual property of the other Party (in each instance, the “Confidential Information”) except to the extent required to perform each Party’s respective obligations under this Agreement. Without limitation of the foregoing, each Party will hold the other Party’s Confidential Information in confidence and will (a) exercise the same degree of care, but no less than a reasonable degree of care, to prevent its disclosure as such Party would take to safeguard its own confidential or proprietary information, and (b) limit disclosure of the Confidential Information, including any notes, extracts, analyses or materials that would disclose the Confidential Information, solely to those of its employees who need to know the information for purposes of performing the respective Party’s obligations under this Agreement and who agree to keep such information confidential. Upon termination of this Agreement, each Party shall immediately return all Confidential Information to the other Party and further the LICENSOR shall have the right to conduct an on-site audit of the LICENSEE within three (3) business days of termination to ensure compliance with the terms of this Agreement, at LICENSOR’s expense.

a)

Limitations. This section does not apply to any information that: (a) is already lawfully in the receiving Party’s possession (unless received pursuant to a nondisclosure agreement); (b) is or becomes generally available to the public through no fault of the receiving Party; (c) is disclosed to the receiving Party by a third party who may transfer or disclose such information without restriction; (d) is required to be disclosed by the receiving Party as a matter of law (provided that the receiving Party will use all reasonable efforts to provide the disclosing Party with prior notice of such disclosure and to obtain a protective order therefor, with all costs to be borne by the disclosing Party); (e) is disclosed by the receiving Party with the disclosing Party’s approval; or (f) is independently developed by the receiving Party without any use of Confidential Information. In all cases, the receiving Party will use all reasonable efforts to give the disclosing Party ten (10) days’ prior written notice of any disclosure of information under this Agreement. The Parties will maintain the confidentiality of all confidential and proprietary information learned pursuant to this Agreement for a period of ten (10) years from the date of termination of this Agreement.

b)

Saving Provision. The Parties agree and stipulate that the agreements contained in this section are fair and reasonable in light of all of the facts and circumstances of their relationship; however, the Parties are aware that in certain circumstances courts have refused to enforce certain agreements. Therefore, in furtherance of and not in derogation of the provisions of the preceding paragraph the parties agree that in the event a court should decline to enforce the provisions of the preceding paragraph, that paragraph shall be deemed to be modified to restrict non-enforcing Party’s rights under this Agreement to the maximum extent, in both time and geography, which the court shall find enforceable.

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10)	Injunctive Relief. The Parties agree any breach of this Agreement by LICENSEE shall cause LICENSOR immeasurable and irreparable harm and LICENSOR shall be entitled to seek immediate injunctive relief from any court of competent jurisdiction, in addition to any other remedies that LICENSOR may have at law or in equity. The Parties further agree any breach of this Agreement by LICENSOR shall cause LICENSEE immeasurable and irreparable harm and LICENSEE shall be entitled to seek immediate injunctive relief from any court of competent jurisdiction, in addition to any other remedies that LICENSEE may have at law or in equity.

11)	Indemnification.

a)

LICENSEE agrees to indemnify LICENSOR and hold LICENSOR harmless from and against any and all liabilities, losses and expenses arising from (i) LICENSEE’s unauthorized use of the Technology; (ii) LICENSEE’s failure to comply with applicable laws or to maintain all required licenses and governmental authorizations; (iii) any breach of LICENSEE’s representations and warranties set forth herein; and (iv) any liability to third parties as a result of LICENSEE’s production, distribution and/or sale of End Products, except as to any liability arising out of the proper use of the Technology.

b)

LICENSOR agrees to indemnify LICENSEE and hold LICENSEE harmless from and against any and all liabilities, losses and expenses arising from (i) any breach of LICENSOR’s representations and warranties set forth herein; and (ii) any claims of infringement raised by third parties as to the Technology or Licensed Patents.

c)

If a Party seeks indemnification (the “Indemnitee”), it shall give written notice to the other Party (the “Indemnitor”) promptly after the Indemnitee becomes aware of the facts giving rise to such claim for indemnification (an “Indemnified Claim”), and in any event within 30 days, specifying in reasonable detail the factual basis of the Indemnified Claim and stating the amount of the damages (or if not known, a good faith estimate of the amount of damages).

d)

In the event of receipt of notice of an Indemnified Claim arising out of the use of the LICENSOR’s Technology, the Indemnitor shall have the right to control and defend such Indemnified Claim, in such manner as it may reasonably deem appropriate. Should the Indemnitor decline to control and defend the Indemnified Claim, the Indemnitee shall have the right to control and defend the Indemnified Claim in such manner as it may deem appropriate. The controlling party shall select counsel, contractors, experts and consultants of recognized standing and competence reasonably acceptable to the other party, shall take reasonable steps necessary in the investigation, defense or settlement thereof, and shall diligently and promptly pursue the resolution thereof. All parties shall cooperate fully with the party conducting the defense of any Indemnified Claim.

e)

The Party controlling the defense of any Indemnified Claim shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Indemnified Claims subject to the following provisions. If the Indemnitor is controlling the litigation, Indemnitee must consent to any such settlement, such consent not to be unreasonably withheld. Indemnitee’s consent will be deemed unreasonably withheld unless the settlement would encumber any of its assets or contains any restriction or condition that would apply to the Indemnitee or to the conduct of its business. If the Indemnitee is controlling the litigation, it may not enter into a settlement or consent to an entry of judgment with respect to any Indemnified Claim without the express written consent of the Indemnitor, not to be unreasonably withheld.

f)

Indemnitor shall be responsible for paying any damages or settlement arising out of an Indemnified Claim. However, in the event Indemnitee pays such damages or settlement, Indemnitor shall reimburse Indemnitee within thirty (30) days of Indemnitee making such a payment.

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12)

Limitation of Liability. EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY AGREED TO IN THIS AGREEMENT, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR FOR ANY DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY. THE FOREGOING SHALL NOT LIMIT LICENSEE’S LIABILITY FOR UNAUTHORIZED USE BY LICENSEE OF LICENSOR’S TECHNOLOGY.

13)

No Warranties. OTHER THAN THE EXPRESS WARRANTIES PROVIDED HEREIN, LICENSOR MAKES NO EXPRESS WARRANTIES OF MERCHANTABILITY OR FITNESS OR EFFICACY FOR A PARTICULAR PURPOSE OF THE TECHNOLOGY AND/OR ANY END PRODUCTS PRODUCED FROM SAID TECHNOLOGY AND SHALL NOT BE HELD LIABLE FOR PROFITABILITY OF TECHNOLOGY AND/OR END PRODUCTS OR HELD LIABLE UNDER ANY OTHER THEORY OF LIABILITY.

14)

Insurance. For the period of time required to cover its obligations hereunder, each Party will maintain third party provided insurance in types and amounts customary for the type of business it conducts, and in any event reasonably adequate to cover any liabilities arising out of its obligations hereunder. Further, LICENSEE will maintain product liability insurance reasonably adequate to cover any liabilities arising out of the sale and distribution of End Products. Upon a Party’s request, the other Party will provide to the requesting Party a certificate of insurance showing that such insurance is in place, which certificate shall demonstrate the amounts, exclusions and deductibles of such insurance coverage. Each Party shall notify the other Party in writing no less than thirty (30) days prior to the cancellation, termination or modification of the insurance coverage(s) described in the notifying Party’s insurance certificate(s). Nothing in this section shall in any way be construed to limit the liability of a Party under this Agreement.

15)

Compliance with Laws. In connection with this Agreement, LICENSEE agrees to comply with all applicable laws, statutes and ordinances of any state, city, province, county or local governmental authority and each regulatory body with jurisdiction in which the LICENSEE sells End Products, that may be applicable to LICENSEE, its activities under this Agreement or the End Products.

16)

Conformance with Regulations. The Parties acknowledge and agree that this Agreement, and the licensing of the Technology, is neither intended to convey any ownership interest in LICENSEE to LICENSOR nor grant LICENSOR any control over LICENSEE. In the event that any government body indicates otherwise with regards to this Agreement or any portion thereof, then the Parties shall promptly negotiate in good faith for a period of forty-five (45) days to modify this Agreement in order to conform to any guidance proffered by that authority. In the event the Parties cannot reach an agreement within forty-five (45) days’ notice by any authorized government body that this Agreement must be reformed, this Agreement shall terminate pursuant to Section 4 above, and the Parties shall thereafter have no further obligation to each other hereunder.

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17)

Employees; Agents; Representatives. Employees, agents and/or representatives, if any, of either Party, who perform services for either Party pursuant to this Agreement shall also be bound by the provisions of this Agreement.

18)

Relationship of Parties. The legal relationship of the Parties is exclusively that of licensor and licensee and no employer-employee, principal-agent, partnership, franchise, agency, joint venture or other legal relationship is created by this Agreement. Neither Party shall have the authority to enter into any contracts on behalf of the other Party.

19)

Successors; Assignment; Binding Agreement. Except as otherwise provided in this Agreement, LICENSEE may not assign or transfer its rights or delegate its obligations under this Agreement without LICENSOR’s prior written consent, provided that in the event that a person acquires all of the issued and outstanding shares of LICENSEE, or all or substantially all of the assets of the LICENSEE, the LICENSEE shall be entitled to transfer all of its rights and obligations relating to this Agreement to such person, and such person is entitled to all of the rights and benefits of the LICENSEE under this Agreement solely with respect to LICENSEE branded End Products then being sold or produced by the LICENSEE. LICENSOR may freely assign this Agreement or any rights under this Agreement or delegate any duties under this Agreement without LICENSEE’s consent provided that the assignee agrees to assume all of LICENSOR’s obligations and liabilities hereunder. This Agreement inures to the benefit of, and shall be binding upon, the successors and assigns of the parties to this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

20)

Modifications and Waivers. This Agreement may be amended only by a written agreement signed by both Parties. With regard to any power, remedy or right provided in this Agreement, no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving Party, no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence, and waiver by any Party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

21)

Notice. Except as otherwise provided in this Agreement, notices required to be given pursuant to this Agreement shall be effective when received, and shall be sufficient if given in writing, hand-delivered, sent by facsimile with confirmation of receipt, sent by First Class Mail, return receipt requested (for all types of correspondence), postage prepaid, or sent by email, or sent by overnight courier service and addressed as set forth below, or as amended by either Party, respectively, from time to time:

If to LICENSEE:

Lexaria CanPharm ULC

#100-740 McCurdy Rd

Kelowna, BC V1X 2P7
Attn: Chris Bunka

Email: cbunka@lexariabioscience.com

Fax: 250-765-2599

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If to LICENSOR:
Hill Street Beverage Company Inc. 480 University Avenue, Suite 1401 Toronto, ON M5G 1V2 Attn: Terry Donnelly Email: terry@hillstreetbevco.com

No objection may be made to the manner of delivery of any notice or other communication in writing actually received by a Party.

22)

Entire Agreement. This Agreement, including the attached exhibits, constitutes the entire agreement of the Parties hereto relating to the subject matter hereof and there are no written or oral terms or representations made by either Party other than those contained herein.

23)

Publicity. Without the prior written consent of the other Party, neither Party shall disclose the terms and conditions of this Agreement, except disclosure may be made as is reasonably necessary to the disclosing Party’s bankers, attorneys, or accountants or except as may be required by law. The LICENSOR agrees not to use the LICENSEE’s corporate name or product names, in any form, in any press release or other publication, without permission from the LICENSEE, except as provided below. The Parties understand and agree that LICENSOR may be compelled by stock exchanges, securities commission regulators or other government authorities to publicly disclose the signing of said License Agreement naming both Parties. If LICENSOR is compelled by stock exchanges, securities commission regulators or other government authorities to publicly disclose the signing of said License Agreement, LICENSOR will share its planned announcement with LICENSEE beforehand for LICENSEE’s review and approval, not to be unreasonably withheld or delayed, and it will also ensure that no compromise of the LICENSEE’s existing secret processes or intellectual property, nor of LICENSEE`S personal or private information occurs through this announcement.

24)

Expenses. Each Party to this Agreement shall bear all of its own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants.

25)

Governing Law; Jurisdiction. This Agreement will be governed by, and construed in accordance with the substantive laws of the Province of Ontario without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted, the parties irrevocably attorn to the jurisdiction of the courts of the Province of Ontario to resolve any disputes arising hereunder.

26)	Dispute Resolution.

a)

Mandatory Procedures. The Parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this section and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either Party fails to observe the procedures of this section, as may be modified by their written agreement, the other Party may bring an action for specific performance of these procedures in any court in the Province of Ontario.

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b)	Equitable Remedies. Although the procedures specified in this section are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either Party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

c)	Dispute Resolution Procedures.

i)

Mediation. In the event any dispute arising out of or relating to this Agreement remains unresolved within sixty (60) days from the date the affected Party informed the other Party of such dispute, either Party may initiate mediation upon written notice to the other Party (“Notice Date”), the Parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes (www.cpradr.org), except that specific provisions of this Article shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the Parties cannot agree upon the selection of a mediator within fifteen (15) business days after the Notice Date, then upon the request of either Party, the CPR shall appoint the mediator. The Parties shall attempt to resolve the dispute through mediation until the first of the following occurs: (i) the Parties reach a written settlement, (ii) the mediator notifies the Parties in writing that they have reached an impasse, (iii) the Parties agree in writing that they have reached an impasse, or (iv) the Parties have not reached a settlement within sixty (60) days after the Notice Date.

ii)

Failure to Mediate. If the Parties fail to resolve the dispute through mediation, each Party shall have the right to pursue any other remedies legally available to resolve the dispute, including by way of arbitration or a suit.

d)	Performance to Continue. Each Party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a Party may suspend performance of its undisputed obligations during any period in which the other Party fails or refuses to perform its undisputed obligations. Nothing in this section is intended to relieve LICENSEE from its obligation to make undisputed payments pursuant to Section 5 of this Agreement.

27)

Attorneys’ Fees. In the event of any dispute between the parties arising out of this Agreement, the prevailing Party shall be entitled, in addition to any other rights and remedies it may have, to recover its reasonable attorneys’ fees and costs.

28)

No Interpretation Against Drafter. Each Party participated in the negotiation and drafting of this Agreement, assisted by such legal and tax counsel as it desired, and contributed to its revisions. Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party. All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require. The terms “include” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause.

29)	Headings. The headings of sections are provided for convenience only and will not affect the construction or interpretation of this Agreement.

30)

Force Majeure. Neither Party shall be liable for any delay or failure to perform its obligations in this Agreement if such delay or failure to perform is due to any cause or condition reasonably beyond that Party’s control, including, but not limited to, acts of God, war, government intervention, riot, embargoes, acts of civil or military authorities, earthquakes, fire, flood, accident, strikes, inability to secure transportation, facilities, fuel, energy, labor or materials.

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31)

Survival. In addition to LICENSEE’s obligation to pay LICENSOR all amounts due hereunder, the Parties obligations under this Agreement shall survive expiration or termination of the Agreement only as expressly provided herein.

32)

Invalidity. The invalidity or unenforceability of any term or terms of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement which shall remain in full force and effect.

33)

Severability. If any terms or provisions of this Agreement shall be found to be illegal or unenforceable, notwithstanding, this Agreement shall remain in full force and effect and such terms or provisions shall be deemed stricken.

34)

Further Assurances. Upon a Party’s reasonable request, the other Party shall, at requester’s sole cost and expense, execute and deliver all further documents and instruments, and take all further acts, as are reasonably necessary to give full effect to this Agreement.

35)

Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which will constitute an original and all of which, when taken together, will constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement intending to be legally bound as of the date set forth above.

“LICENSEE”		“LICENSOR”
LEXARIA CANPHARM ULC		HILL STREET BEVERAGE COMPANY INC.

By:		By:
	John Docherty, President	Terry Donnelly, CEO

By:
Chris Bunka, CEO

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EXHIBIT A

TECHNOLOGY

The Technology consists of:

(1)	all technical know-how and trade secrets in regard to the Licensor’s business and the use, manufacture or formulation of the listed patented technology in connection with THC enhanced End Products;
(2)

the following patent applications, patents granted, and PCT International Patent Applications that are licensed by LICENSOR as of the Effective Date of this Agreement, as well as any future continuations, continuations in part or divisional applications filed pursuant to the patent applications (the “Licensed Patents”):

Granted Patents:

US Patent No.	Australia Patent No.
9,474,725 issued Oct. 25, 2016	2015274698 granted June 15, 2017
9,839,612 issued Nov. 21, 2017	2017203054 granted Aug. 30, 2018
9,972,680 issued May 15, 2018	2018202562 granted Aug. 30, 2018
9,974,739 issued May 22, 2018	2018202583 granted Aug. 30, 2018
10,084,044 issued Sept. 25, 2018	2018202584 granted Jan. 10, 2019
10,103,225 issued Oct. 16, 2018	2018220067 granted July 30, 2019
10,374,036 issued Aug. 6, 2019	2016367036 granted July 30, 2019
10,381,440 issued Aug. 13, 2019	2016367037 granted Aug. 15, 2019
10,756,180 issued Aug. 25, 2020

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Pending Patents

US Provisional Patent Application No.		US Utility Patent Application No.	International Patent Cooperation Treaty Application No.	Australian Patent Application No.
62/010,601	62/264,967	14/735,844	PCT/US15/35128	2018226505
62/037,706	62/642,737	15/565,680	PCT/US16/64295	2019202276
62/153,835	62/519,511	15/565,681	PCT/US16/64296	2019202300
62/161,324	62/582,700	16/667,497	PCT/US18/38232
62/264,959	62/659,059		PCT/US18/62677
62/689,096	62/658,473		PCT/US19/22278
62/748,520	62/748,514		PCT/US19/27767
62/730,645	62/850,506		PCT/US19/27769
62/850,509

Multiple National Filings:

Canada, The European Union, China, Japan, Mexico, and India

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EXHIBIT B: END PRODUCT CATEGORIES

Product Line Name

Product Line Description

Specifically EXCLUDED from all Product Categories is any/all right to produce, package or sell any product classified by a national regulator as a “drug, pharmaceutical, or biopharmaceutical” product.

Capsules, Pills, Tablets and Melts

Any product recognized as tablets, pills, capsules, gel-caps, lozenges or oral chews or pouches and other similar formulations that are infused with cannabis or hemp oil/isolate or equivalent containing 0.3% or greater THC that utilizes the Technology and primarily not made with sugar and/or other sweeteners, that are generally recognized as vitamins, supplements, medicines, sublingual or mouth-melts dissolving in-mouth.

Topical Skin Products

Any cream, oil, salve, gel, lotion, lip care preparation, cosmetic product, bath product, hair care product or similar consumer product designed to be delivered to and through human skin that is infused with cannabis or hemp oil/isolate or equivalent containing 0.3% or greater THC.

Other Products

Single serving or multiple serving retail packaged products that are infused with cannabis or hemp oil/isolate or equivalent containing more than 0.3% THC, including, but not limited to the following: (i) mix and serve beverages such as dried teas, coffee, hot chocolate, iced-teas and similar; (ii) powders for use in vaporized products or such other products such as liquids to be rendered in nebulized or aerosolized form designed for pulmonary delivery.

Wholesale packaged “Other Products” or DehydraTECH-infused powders of any kind are prohibited.

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EXHIBIT C

LICENSE FEE

Upon execution of this Agreement, LICENSEE shall pay to LICENSOR the License Fee as set forth below. The License Fee shall be paid in accordance with Section 5 of this Agreement.

(a)

Usage Fee. Upon payment in full by the LICENSOR to the LICENSEE of the Purchase Price for the Purchased Assets, as those terms are defined in that certain Asset Purchase Agreement dated November 18, 2020 between the Parties, LICENSEE agrees to pay quarterly to LICENSOR a usage fee (the “Usage License Fee”) during the balance of the Agreement of 3% of the Revenue of End Products as defined in Exhibit D, in the Territory in US Dollars. LICENSEE agrees to pay the Usage License Fee for each product sold utilizing the Technology.

(b)

Audit Rights. Upon at least thirty (30) days’ written notice, LICENSOR shall have the right, through an independent, certified accounting firm, to examine such records and books of account of LICENSEE as are necessary to verify the accuracy of the Usage License Fee and other payments of LICENSEE under this Agreement. Such right may be exercised only once during any twelve (12) month period. Such examination may be performed during normal business hours at LICENSEE’S major place of business or at such other place as may be agreed upon by the LICENSOR and LICENSEE. The accounting firm may make abstracts or copies of such books of account solely for its use in performing the examination. LICENSOR will require, prior to any such examination, such accounting firm to agree in writing that such firm will maintain all information, abstracts, and copies acquired during such examination in strict confidence and will not make any use of such material other than to confirm to LICENSOR the accuracy of LICENSEE payments hereunder. If an inspection of LICENSEE’S records by the accountant of LICENSOR shows that LICENSEE has paid more than required under this Agreement, any excess amounts will, at LICENSEE’S option, be promptly refunded or credited against future Usage License Fees. If an inspection of LICENSEE’S records by the accountant of LICENSOR shows that LICENSEE shows an under-reporting or underpayment by LICENSEE of any amount to LICENSOR, by more than one percent (1%) and less than five percent (5%) for any twelve (12) month period, any excess amounts will, at LICENSOR’s option, be promptly paid or debited against future Usage License Fees. However, if an inspection of LICENSEE’S records shows an under-reporting or underpayment by LICENSEE of any amount to LICENSOR, by more than five percent (5%) for any twelve (12) month period, then LICENSEE will reimburse LICENSOR for the reasonable cost of the inspection as well as pay to LICENSOR any amount found due within thirty (30) days of receipt of the results of such inspection.

(g)

Tax Adjustments: LICENSEE and LICENSOR acknowledge that all fees payable pursuant to this Agreement, including, as applicable, the Territory License Fee, Usage Fee, Severance Fee, Minimum Fee and Trademark License Fee, may be subject to adjustment, as required, for the purposes of withholding any applicable taxes by the LICENSEE and/or repayment to the LICENSOR of any applicable taxes as required pursuant to any municipal, state, provincial or federal legislation and that such fees shall be reduced by any such withholding or other applicable taxes.

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EXHIBIT D

CERTAIN DEFINITIONS

“Person” means any natural person, sole proprietorship, partnership, corporation, trust, joint venture, any governmental authority or any incorporated or unincorporated entity or association of any nature.

“Related Entity” means, with respect to a body corporate: (i) a Subsidiary of the body corporate, including a Subsidiary of a Subsidiary of the body corporate; or (ii) a Person that controls, directly or indirectly, the body corporate; or (ii) a Person that is controlled by the same Person that controls such body corporate.

“Revenue” means the revenue received by the LICENSEE from the sale, barter or trade of all End Products shipped to customers net of sales or value added taxes but specifically excluding income taxes.

EXAMPLE ONLY:

“US$4.99 wholesale price plus taxes”

LICENSOR 5% of Revenue US$0.25

“Subsidiary” means a corporation that is controlled directly or indirectly by another corporation.

“Term” means the period from the Effective Date of this Limited License Agreement and the later of (i) seven (7) years from the Effective Date; and (ii) payment by the LICENSOR to the LICENSEE of the Purchase Price in full for the Purchased Assets, as such terms are defined in that certain Asset Purchase Agreement dated November 18, 2020 with such renewals as mutually agreed to thereafter.

“Territory” means the world excluding Canada and the United States, subject to the ability of the Licensee to research, develop and produce End Products in Canada provided any such End Products to be sold shall be strictly for exportation outside of Canada and the United States.

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SCHEDULE 2.3(3)

PURCHASE PRICE ALLOCATION

Purchaser: Hill Street Beverage Company Inc.

Total Purchase Price per Contract: CDN$3,850,000

#	Asset	Purchase Price Allocation (CDN$)
1.	Second Amended and Restated Technology License Agreement dated October 31, 2020 between Lexaria Bioscience Corp. and Lexaria CanPharm ULC	1,800,000
2.	Definitive Trademark License Agreement effective February 1, 2018 between Lexaria Bioscience Corp. and Lexaria CanPharm ULC	900,000
3.

The following third party licenses:

- Intellectual Property License #2018CD01 dated January 25, 2018 granted by Lexaria CanPharm Corp. (the predecessor of Lexaria CanPharm ULC) to Cannfections Group Inc.

- Intellectual Property License Agreement dated January 16, 2020 between Lexaria CanPharm ULC and Trinidad Consulting LLC dba Cannadips.

- Intellectual Property License Agreement dated July 23, 2019 between Lexaria CanPharm ULC and Hill Street Beverage Company Inc.

- Intellectual Property License dated April 24, 2018 granted by Lexaria Bioscience Corp. to Nuka Enterprises, LLC as amended and assigned by Lexaria Bioscience Corp. to Lexaria CanPharm ULC on May 15, 2019.

		421,118
4.	Joint Venture Agreement dated as of July 23, 2019 between Lexaria CanPharm ULC and Hill Street Beverage Company Inc.	200,000
5.	All batch records and formulation spreadsheets related to the Third Party Licenses, together with all research and development relating to product formulations and recipes related to the Licensed Intellectual Property whether such work was conducted in connection with the obligations of the Third Party Licenses or non-binding letters of intent, provided that the Vendor shall not be obligated to provide any such information which is not the subject of a Third Party License forming part of the Purchased Assets and which remains confidential pursuant to an active non-disclosure agreement;	400,000
6.	Sales records, marketing materials and customer databases;	106,763
7.	Technical, consulting, marketing and formulation services for up to 200 hours	22,119
	TOTAL	3,850,000

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SCHEDULE 5.1(10)

VENDOR APPROVALS

•	15 days written notice of assignment under the Amended and Restated Technology License Agreement dated January 14, 2019 between PoViva Corp. and Lexaria Bioscience Corp. (the “PoViva License”).

•	30 days written notice of assignment under the Lexaria Technology License.

•	Consent of Lexaria Bioscience Corp. under the Lexaria Trademark License.

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SCHEDULE 5.2(5)

PURCHASER APPROVALS

Approval of the board of directors of the Purchaser

Approval of the transaction by the TSX Venture Exchange

If required by the TSX Venture Exchange, the approval of the transaction by the Shareholders of the Purchaser

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